Exhibit 2.1

Purchase and Sale Agreement

Agreement Date:	August 22, 2014

Closing Date:	September 2, 2014

Sellers:

William S. Dinker, Katherine S. Nevill, Tom Hedrich, Bobby Smith, William S. Dinker 2012 Trust for Edward McCullough Dinker, William S. Dinker 2012 Trust for John Walsh Dinker and William S. Dinker 2012 Trust for William S. Dinker III

Sellers’ Representative:	William S. Dinker

Acquired Corporation:	EFT Source, Inc.

Purchaser:	CPI Acquisition, Inc.

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (herein the “Agreement”), is made this 22nd day of August, 2014, by and among WILLIAM S. DINKER (“Dinker”), KATHERINE S. NEVILL (“Nevill”), BOBBY SMITH (“Smith”) and TOM HEDRICH (“Hedrich” and collectively with Dinker, Nevill and Smith, the “Management Sellers” and individually, a “Management Seller”), WILLIAM S. DINKER 2012 TRUST FOR EDWARD MCCULLOUGH DINKER, a Tennessee trust (“ED Trust”), WILLIAM S. DINKER 2012 TRUST FOR JOHN WALSH DINKER, a Tennessee trust (“JD Trust”), WILLIAM S. DINKER 2012 TRUST FOR WILLIAM S. DINKER III, a Tennessee trust (“WD Trust” and collectively with the Management Sellers, ED Trust and JD Trust, the “Sellers” and individually a “Seller”), EFT SOURCE, INC., a Tennessee corporation (the “Company”), CPI ACQUISITION, INC., a Delaware corporation (the “Purchaser”), and Dinker, not individually but in his capacity as representative of the Sellers (“Sellers’ Representative”).

RECITALS:

A.                                    The Company is engaged in the business of personalizing, marketing and selling payment cards, including, without limitation, (i) financial cards under certification of VISA, MasterCard and Discover, (ii) general purpose cards for many applications, such as retail credit cards, debit cards, automated teller machine cards and private label credit cards and (iii) the provision of card-related personalization services and support and (iv) the sale and service of instant issuance equipment, consumables and related items (the business of the Company is referred to collectively as the “EFT Business”).

B.                                    The Sellers collectively own one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company.

C.                                    The Company occupies or utilizes the facilities located at (i) suite 205-206 at 460 Metroplex Dr., Nashville, Tennessee 37211 (the “Nashville Warehouse Facility”), (ii) 556 Metroplex Dr., Nashville, Tennessee 37211 (the “Nashville Facility”) and (iii) 2809 Janitell Road, Colorado Springs, Colorado 80906 (the “Colorado Facility” and collectively with the Nashville Warehouse Facility and the Nashville Facility, the “Facilities”).

D.                                    The Purchaser is desirous of purchasing from the Sellers, and the Sellers are desirous of selling to the Purchaser, all of the issued and outstanding shares of capital stock of the Company from the Sellers all upon, and subject to, the terms and conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual undertakings, representations, warranties, covenants, promises and agreements hereinafter contained, the Parties hereto agree as follows:

ARTICLE 1

BASIC TRANSACTION

Section 1.1                                    Sale and Purchase of Shares From the Sellers.  Subject to the terms and conditions hereof, the Sellers agree on the Closing (as hereinafter defined) to sell to the Purchaser and the Purchaser agrees on the Closing to purchase from the Sellers, all of the issued and outstanding shares of capital stock of the Company (the “Shares”), free and clear of any and all Liens, with payment of the Purchase Price (as defined below), except as otherwise provided below in Article 2, to be made by Purchaser to the Sellers’ Representative in accordance with each Seller’s Percentage set forth on Schedule 1.1.

Section 1.2                                    Primadata Retained by Sellers.  Prior to the Closing, the Company shall distribute to the Sellers (or their designee) all rights, title and interest in and to Primadata, LLC, a Tennessee limited liability company, which prior to such distribution was a wholly-owned subsidiary of the Company (“Primadata”), and the Sellers shall assume any obligations of the Company with respect to Primadata (the “Primadata Distribution”); provided, however, such distribution shall only be made on an “as is” and “where is” basis with no remaining Liability or further obligation of the Company.  In connection with such distribution, the Sellers shall release the Company from all Liabilities and obligations with respect to Primadata, and the Company and any Person to which any interest in Primadata is transferred shall enter into a noncompetition agreement in the form attached hereto as Exhibit 5.1(b)(ii) (the “Primadata Noncompetition Agreement”).

Section 1.3                                    Interest in R2B, LLC Retained by Dinker.  Prior to the Closing, the Company shall distribute to Dinker (or his designee) all rights, title and interest in and to all economic interests of  R2B, LLC, a Tennessee limited liability company (“R2B”), owned by the Company, and Dinker shall assume any obligations of the Company with respect to R2B (the “R2B Distribution”); provided, however, such distribution shall only be made on an “as is” and “where is” basis with no remaining Liability or further obligation of the Company.  In connection with such distribution, Dinker shall release the Company from all Liabilities and obligations with respect to R2B.

ARTICLE 2

PURCHASE PRICE AND PAYMENT

Section 2.1                                    Purchase Price.  The purchase price for all the issued and outstanding shares of stock of the Company shall be $68,000,000 and shall be comprised of the following:

(a)                                 a $54,000,000 closing cash payment to the Sellers’ Representative (for disbursement by the Sellers’ Representative to the Sellers in accordance with each Seller’s Percentage of the Purchase Price and Article 12) by the Purchaser which shall be increased by (A) the estimated amount (the “Estimated Closing Cash”) of U. S. cash on hand or on deposit with any financial institution and cash equivalents of the Company at Closing (the “Closing Cash”) and (B) the amount equal to the difference between (x) aggregate payments made by the Company as of the Closing in partial satisfaction of the Muhlbauer Obligations and (y)

$1,723,611 (being the amount equal to fifty percent (50%) of the total Muhlbauer Obligations) (the “Closing Cash Payment”); and

(b)                                 the delivery at the Closing, of a subordinated, unsecured promissory note in the principal amount of $9,000,000 and substantially in the form of Exhibit 2.1(b) attached hereto (the “Seller Note”); and

(c)                                  the issuance to Dinker, Nevill and Hedrich, in aggregate, of (i) 549 shares of series A preferred stock and (ii) 11,694 shares of common stock (collectively, the “Parent Equity”) of CPI Holdings I, Inc., a Delaware corporation which wholly owns the Purchaser (the “Parent”), which shall be apportioned among them  as set forth on Schedule 1.1(c) attached hereto

(all of the foregoing, subject to any adjustments pursuant to Section 2.3 of this Agreement, collectively, the “Purchase Price”).

Section 2.2                                    Payment of Indebtedness and Expenses.  At the direction of the Sellers’ Representative (on behalf of the Sellers) and on behalf of the Company, the Purchaser shall pay from the Closing Cash Payment (a) the Indebtedness of the Company to each holder thereof by wire transfer of immediately available funds in accordance with the Payoff Letters, (b) the expenses of the Company in connection with the preparation, negotiation, execution and consummation of this Agreement, including attorneys’, accountants’, investment banks’ and other advisors’ fees and expenses, in accordance with the bills and/or Payoff Letters delivered by the Sellers at least three (3) Business Days prior to the Closing Date (the “Transaction Expenses”), (c) any Transaction Bonuses (if any) and the Company’s portion of any payroll taxes due or payable in connection therewith (the “Transaction Bonuses Taxes”) and (d) the amount of any bonuses payable to the Sellers in their capacity as officers of the Company (the “Seller Bonuses”) and the Company’s portion of any payroll taxes due or payable in connection therewith (the “Seller Bonuses Taxes”).  In connection therewith, at the Closing, the Purchaser will (i) deposit in the Company’s payroll account an amount equal to the Transaction Bonuses identified on Section 7.1(t)(iii) of the Disclosure Schedule and the Seller Bonuses and (ii) pay to the Company an amount equal to the Transaction Bonuses Taxes and the Seller Bonuses Taxes to be held in the appropriate bank account(s) for remittance to the applicable Governmental Authority on a timely basis with respect to the payment of the respective Transaction Bonuses and Seller Bonuses.  For avoidance of doubt, the transfer of the Seller Policies to the respective Sellers shall not be deemed a Transaction Bonus or a Seller Bonus for any purpose set forth herein.

Section 2.3                                    Adjustments to Purchase Price.

(a)                                 Closing Cash.  To the extent that the Estimated Closing Cash as calculated by the Company, with such estimate delivered to the Purchaser at least five (5) Business Days prior to the Closing Date is greater than the Final Closing Cash, Sellers’ Representative will pay the amount of the excess to the Purchaser promptly upon determination of the Final Closing Cash pursuant to this Section 2.3.  To the extent that the Estimated Closing Cash is less than the Final Closing Cash, the Purchaser will pay the amount of the excess to the Sellers promptly upon determination of the Final Closing Cash pursuant to this Section 2.3.

(b)                                 Net Working Capital.  The parties hereto have agreed that there will be working capital left in the Company as adequate and necessary to support the business requirements after the Closing.  The Purchase Price shall be increased or decreased by the amount, if any, by which Net Working Capital of the Company, as set forth on the Closing Balance Sheet, is greater than or less than $5,997,010 (the “Target Working Capital”).  A sample calculation of Net Working Capital of the Company as of June 30, 2014 is attached as Schedule 2.3(b).

(i)                                     Definition of Net Working Capital.  For purposes of this Agreement, “Net Working Capital” shall be defined as the sum of the (A) current assets (excluding cash and cash equivalents, deposits for capital equipment purchases, intercompany notes receivable (including the note receivable payable by Primadata), notes receivable payable by any Seller or any Affiliate thereof and income or excise Tax assets), which includes inventory, trade accounts receivable (less an appropriate reserve for bad debts), and the net book value of prepaid expenses, less (B) the current liabilities (excluding income Tax liabilities, accrued interest payable, the bonuses paid to the Sellers in accordance with Section 2.2(d) and the current portion of long term debt and/or draws on any line of credit), in each case, as more particularly set forth on a balance sheet to be prepared effective as of the Closing (the “Closing Balance Sheet”) reflecting the Net Working Capital of the Company prepared in accordance herewith (the “Closing Net Working Capital”).

(ii)                                  Rules for Computation.  The Closing Balance Sheet shall be prepared in accordance with GAAP, subject to the following adjustments:

(A)                               Receivables shall be valued at their face amount, less the reserve against accounts receivable or, if greater, a reasonable reserve based upon the Company’s actual experience and the current existence of doubtful accounts; and

(B)                               Inventory shall be valued at the lower of cost or market, on a first-in, first-out basis consistent with prior years; provided, however, that only good and useable inventory shall be valued.  Inventory shall be determined by taking a physical inventory as of the Closing (with the Purchaser’s representatives present, if desired by the Purchaser).  For purposes of this Section 2.3(b)(ii)(B), “good and useable inventory” shall exclude from valuation items which are: (I) damaged, (II) discontinued, (III)  intended for use as samples or in the production of catalogs or advertising materials or (IV) obsolete.

(iii)                               Procedure for Computation.  The determination of the adjustments to the Closing Balance Sheet, and adjustments to the Purchase Price, shall be made as follows:

(A)                               No later than ninety (90) days following the Closing, the Purchaser shall prepare and deliver to Sellers’ Representative an initial draft of the Closing Cash determination, the Closing Balance Sheet and Closing Net Working Capital in accordance with, and setting forth any adjustments attributable to this Section 2.3.

(B)                               Within thirty (30) days following receipt by Sellers’ Representative of the draft Closing Cash determination and Closing Balance Sheet, with the Closing Net Working Capital calculations, Sellers’ Representative shall notify the Purchaser of their acceptance or rejection thereof. The Sellers’ failure to deliver notice of acceptance or rejection within such thirty (30) day period shall be deemed to constitute acceptance.  Upon acceptance, whether in writing or by passage of time, the Closing Cash determination, the Closing Balance Sheet and the Closing Net Working Capital shall become final and binding upon the parties (the “Final Closing Cash,” the “Final Closing Balance Sheet” and “Final Closing Net Working Capital,” respectively).

(c)                                  Dispute Resolution.  In the event Sellers’ Representative rejects the draft Closing Balance Sheet, the Purchaser’s determination of the actual Closing Cash and/or the Closing Net Working Capital (collectively, the “Closing Calculations”), the Purchaser and Sellers’ Representative shall attempt to mutually agree upon the resolution of such issue.  If Sellers’ Representative continues to disagree with any aspect of the Closing Calculations, Sellers’ Representative may, within 30 days after receipt of the Closing Calculations, deliver a notice (an “Objection Notice”) to the Purchaser setting forth Sellers’ Representative objection and alternative determination of any portion of the Closing Calculations and the Sellers’ calculation thereof.  If Sellers’ Representative does not deliver an Objection Notice to the Purchaser within 30 days after receipt of the Closing Calculations, then the parties hereto will be deemed to have agreed to the Closing Calculations and such computations shall be deemed to be finally determined as set forth therein.  The Purchaser and Sellers’ Representative shall continue to use reasonable efforts to resolve any disagreements as to the Closing Calculation and the Objection Notice, but if they do not obtain a final resolution within 30 days after the Purchaser has received the Objection Notice, the Purchaser and Sellers’ Representative shall jointly retain Grant Thornton LLP (the “Firm”) to resolve any remaining disagreements.  The Purchaser and Sellers’ Representative shall direct the Firm to render a determination within 30 days after its retention and the Purchaser, Sellers’ Representative and their respective agents shall cooperate with the Firm during its engagement.  The Firm may consider only those items and amounts in the Closing Calculations or Objection Notice which the Purchaser and Sellers’ Representative are unable to resolve.  In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Firm’s determination shall be based solely on written submissions by the Purchaser and Sellers’ Representative (i.e., not on independent review) and on the definitions included herein.  The determination of the Firm shall be conclusive and binding upon the Purchaser and the Sellers and the sole and exclusive remedy for any disagreement between the parties regarding the Closing Calculations.  Until the Firm makes its determination, the costs and expenses of the Firm shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand; provided that, when the Firm makes its determination, any costs and expenses (including, without limitation, costs and expenses previously advanced) of the party whose determination of the Closing Calculations (in the aggregate) was closest to the Firm’s determination of the same shall be paid by the other party.  The Closing Cash, the Closing Balance Sheet and the Closing Net Working Capital, to the extent and as finally determined by the Firm, shall be deemed to be the Final Closing Cash, the Final Closing Balance Sheet, and the Final Closing Net Working Capital, respectively.

(d)                                 Adjustments.

(i)                                     If the Final Closing Net Working Capital exceeds the Target Working Capital, then the Purchaser will pay to Sellers an amount equal to such excess difference.

(ii)                                  If the Target Working Capital exceeds the Final Closing Net Working Capital, then the Sellers’ Representative (on behalf of the Sellers) will pay to the Purchaser (or its designee) an amount equal to such excess difference.

(iii)                               If the Final Closing Cash exceeds the Estimated Closing Cash, then the Purchaser will pay to the Sellers an amount equal to such excess difference.

(iv)                              If the Estimated Closing Cash exceeds the Final Closing Cash, then the Sellers’ Representative (on behalf of the Sellers) will pay to the Purchaser an amount equal to such excess difference.

(v)                                 Without duplication, all amounts owed pursuant to Sections 2.3(d)(i), (ii), (iii) and (iv) shall be aggregated, and the net amount (if any) owed by the Purchaser to the Sellers, on the one hand, or the Sellers’ Representative (on behalf of the Sellers) to the Purchaser, on the other hand, is referred to as the “Final Adjustment Amount”.

(A)                               if the net effect pursuant to this Section 2.3(d)(v) is an increase in the Purchase Price, then the Purchaser shall make a cash payment to the Sellers in an amount equal to the Final Adjustment Amount; and

(B)                               if the net effect pursuant to this Section 2.3(d)(v) is a decrease in the Purchase Price, then the Purchaser will receive payment from Sellers’ Representative (on behalf of the Sellers) in an amount equal to the Final Adjustment Amount.

(vi)                              Any adjustment to the Purchase Price under this Section 2.3 will be paid by the Party to make a payment within five (5) Business Days of the final determination of such adjustment pursuant to the provision of this Section 2.3 by wire transfer of immediately available funds to such account as designated by the other Party by written notice.  In the event that the Sellers fail to make such payment, the Purchaser may, at its discretion and with advance written notice to the Sellers’ Representative,  offset such adjustment amount against the Seller Note.

Section 2.4                                    Consideration for Non-competition Covenants.  The Sellers acknowledge that the Purchaser would not have entered into this Agreement in the absence of the non-competition covenants contained herein and in the non-competition agreement described herein, and further acknowledge the adequacy of the consideration for such non-competition covenants.

Section 2.5                                    Withholding.   The Purchaser and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of Purchase Price) such amounts as the Purchaser or the Company (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws.  To the extent that amounts are so withheld by the Purchaser or the Company, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE 3

CONDUCT AND TRANSACTION OF EFT BUSINESS PRIOR TO CLOSING

Section 3.1                                    Access to Information.  During the period between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with the terms set forth herein (the “Interim Period”), the Sellers shall, and shall cause the Company to, give to the Purchaser and its attorneys, accountants, or other authorized representatives, reasonable access to the property of the Company, including all appropriate personnel, books, contracts, commitments, and records (including corporate records) and shall furnish to the Purchaser during the Interim Period all such information as the Purchaser may reasonably request. The Purchaser shall also have the right to conduct on-site inspections of the Facilities, and all access shall be upon reasonable prior notice to Sellers’ Representative. The Purchaser acknowledges that the Facilities are secure facilities and that the Purchaser, its agents, employees and representatives will have to comply with the security and confidentiality procedures of the Company.

Section 3.2                                    Restrictions in Operation of the Company.  During the Interim Period, the Company covenants that:

(a)                                 Preservation of the EFT Business.  The Company and the Sellers have used, and shall after the date hereof use, their best efforts to preserve the business organization and assets of the Company and not to impair relationships with customers and others having business relations with the Company in accordance with the Company’s past practice.

(b)                                 Operation of the EFT Business.  The Sellers will cause the Company to conduct the EFT Business in the Ordinary Course of Business and will not engage in any practice, or enter into any contract outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, the Sellers will, and will cause the Company to:

(i)                                     Maintain inventory levels adequate to support the operation of the Company;

(ii)                                  Continue to make payment of operating Liabilities of the Company in the Ordinary Course of Business, not deferring these obligations;

(iii)                               Not accelerate the collection of accounts receivable or alter the terms of collection of such accounts receivable;

(iv)                              Not accelerate the recognition of any revenue or bring forward any sales except as consistent with past practices of the Company; and

(v)                                 Not declare, set aside or pay any dividend or make any distribution with respect to its capital stock (other than the Primadata Distribution, the R2B Distribution and the transfer of the Seller Policies in accordance with Section 8.7), or redeem, purchase or otherwise acquire any of its capital stock.

(c)                                  Tax Elections.  Neither the Sellers nor the Company shall incur any Taxes outside of the Ordinary Course of Business, make, revoke, or change any election with respect to Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into a closing agreement with any Taxing Authority, surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or omit to take any action), if such election, change, amendment, agreement, settlement, surrender, consent or action or omission could have the effect of  increasing the Tax liability of the Company after the Closing Date.  In furtherance of the foregoing, the Sellers shall not revoke the election of the Company to be taxed as an S corporation in any jurisdiction and the Sellers shall take no action (or omit to take an action), other than closing the Contemplated Transactions, that would terminate the Company’s status as an S corporation, as the case may be.

(d)                                 Negative Covenant.  Except as otherwise expressly permitted by this Agreement, neither the Company nor the Sellers will, without the Purchaser’s prior written consent, which will not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within their control, which would result in or allow the occurrence of any of the changes or events listed in Section 7.1(l).

Section 3.3                                    No Solicitation of Other Offers.

(a)                                 Non-disclosure of Status or Terms.  Except with the Purchaser’s prior written consent, neither the Sellers nor the Company, will disclose the terms of this Agreement (except to its or their advisers and bankers) during the Interim Period.

(b)                                 No Other Negotiations.  Other than the Primadata Distribution and the R2B Distribution, neither the Sellers, nor the Company will disclose, negotiate, arrange, agree or conclude any disposal of any interest in and to any of the Shares, or, except as otherwise permitted by this Agreement, any material assets of the Company or the Company with any Person other than the Purchaser during the Interim Period and, further, that they shall have, prior to execution hereof, terminated all discussions which they may have entered into with any persons other than the Purchaser relating to any such disposal.

(c)                                  No Consideration of Other Offers.  During the Interim Period, neither the Sellers, nor the Company or its advisors will initiate, accept, solicit, or encourage the submission of any proposals from any Person other than the Purchaser for the acquisition of the Shares or of any material assets of the Company; provided, however, that the foregoing provision shall not apply to Primadata.

Section 3.4                                    Notification of Certain Matters.  During the Interim Period, Sellers’ Representative and the Purchaser agree to provide prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy: (a) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of such Party’s own representations or warranties in this Agreement to be untrue or inaccurate at any time during the Interim Period; and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. In the event Sellers’ Representative gives such notice to the Purchaser or the Purchaser becomes aware of conditions specified in Section 3.4(a) or (b), the Parties may waive the condition, agree in writing to a specific change in the Purchase Price, or prior to the Closing, the Purchaser may elect not to proceed with this transaction by notice in writing to Sellers’ Representative.

Section 3.5                                    Risk of Loss.  During the Interim Period, the Sellers assume all risk of destruction, loss, or damage to the Company (including the assets and operations of the Company) due to fire, storm, or other casualty up to the Closing.  If any destruction, loss, or damage to the Company occurs during the Interim Period that results in a Material Adverse Change to the Company prior to the Closing, then the Purchaser shall have the following rights:

(a)                                 Rescission.  Rescind this Agreement, and thereupon all rights and obligations of each of the Parties hereto to each other Party hereto shall terminate; or

(b)                                 Assignment of Benefits. Proceed to the Closing and accept from the Sellers or the Company an assignment of all insurance proceeds payable in connection with such destruction, loss or damage together with a reduction in the Purchase Price equal to the amount of any deductible, co-insurance or self-insurance retained by the Company or the Sellers.

Section 3.6                                    Public Statements.  No public release, announcement or other form of publicity or disclosure to any third party concerning this Agreement or the Contemplated Transactions shall be issued by any Party without the prior written consent of all other Parties hereto; provided, however, that: (a) prior to the Closing, (i) upon prior approval of the Sellers’ Representative and with the active participation and involvement of management of the Company, the Purchaser may contact the customers, vendors and creditors of the Company in order to arrange for the smooth transition of the EFT Business to the Purchaser and continuation of the EFT Business following the Closing and (ii) the Purchaser may disclose this Agreement and/or the Contemplated Transactions in connection with any business counterparty or prospective counterparty of the Purchaser for diligence purposes, including without limitation financial diligence by lenders or investment bankers or other financial parties; and (b) after the Closing, the Purchaser may announce completion of the transaction in its own discretion; provided that, any such announcement will not identify the Purchase Price or the Sellers and will be provided to Sellers’ Representative for his comment prior to any announcement.

ARTICLE 4

CLOSING

Section 4.1                                    Closing.  The closing of the transaction contemplated by this Agreement (the “Closing”) shall be held at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, on September 2, 2014 (the “Closing Date”), at 10:00 a.m. (CDT), or at such other place, date, and time as shall be mutually agreed upon by the Parties in writing.  For purposes of the calculations reflected on the closing statement, the Closing shall be deemed to be effective on the Closing Date at 12:01 a.m. (the “Effective Time”).  The transfer of title to the

Shares shall be effective immediately upon completion of the deliveries required pursuant to this Article 4 or the waiver thereof by the Purchaser and the satisfaction or waiver of the conditions described in Article 5.

Section 4.2                                    Documents to be Delivered by the Sellers.  Sellers’ Representative and the Sellers agree to deliver or cause to be delivered the following documents, in form and substance reasonably satisfactory to the Purchaser and its counsel, duly executed as appropriate, to the Purchaser at the Closing:

(a)                                 Subscription Agreements for Parent Equity.  Agreements, including subscription agreements and joinder agreements, in form and substance acceptable to the Purchaser, substantially in the form of Exhibit 4.2(a), evidencing the purchase of Parent Equity, by Dinker, Nevill and Hedrich, and setting forth the mutually acceptable terms and conditions of the purchase and issuance of the Parent Equity.

(b)                                 Corporate Documents.  Certificate of good standing of the Company, issued by the appropriate Governmental Authority for its state of incorporation dated no earlier than ten (10) days prior to the Closing.

(c)                                  Stock Certificates.  Stock certificates evidencing the Shares, free and clear of all Liens, assigning all of the Sellers’ rights, title and interest in and to the Shares, together with stock powers endorsed in blank.

(d)                                 Authorizing Resolutions.  Certified copy of corporate resolutions of the directors of the Company authorizing the Company to enter into this Agreement and to consummate the Contemplated Transactions.

(e)                                  Resignations of Officers and Directors.  Letters of resignation of each officer and director of the Company identified on Schedule 4.2(d) attached hereto, effective as of the Closing.

(f)                                   Delivery of Corporate Documents.  Delivery of all corporate minute books, including charter, bylaws, minutes and unissued share certificates of the Company.

(g)                                  Waiver and Termination of  Agreements.  Prior to the Closing, any and all other Persons who are parties to agreements, whether written or oral, that provide them extraordinary rights (including rights with respect to voting, appointment of directors or officers, control of operations, or limitations on shareholders’ exercise of shareholders normal rights incidental to their respective share ownership in such corporations) with respect to the Company, whether presently existing or arising upon consummation of any of the Contemplated Transactions, all of which agreements are identified on Section 7.1(c) of the Disclosure Schedule, shall execute waivers and terminations of such agreements in a form acceptable to the Purchaser and its counsel.

(h)                                 Bring-down Certificate.  Certificate of the Company and the Sellers regarding representations and warranties as required under Section 5.1(a).

(i)                                     Payoff Letters and Releases of Liens.  Termination statement, satisfaction, or release, executed by the secured party named thereon and in form for filing, for every UCC-1 financing statement on file with any state or local filing authority naming the Company as a debtor party and claiming an interest in the assets or operations of the Company.  In addition, the Company shall have obtained Payoff Letters and other releases evidencing the satisfaction of all Indebtedness of the Company at and as of the Closing (such as, without limitation, credit lines and business loans) as described hereto on Section 7.1(p)(iii) of the Disclosure Schedule.  In addition, the Sellers shall have obtained full and complete releases of all Liens upon the Shares.  The Purchaser acknowledges that some of the termination statements, satisfactions, Payoff Letters and/or releases will be coming from lenders of the Company and may be deposited into an escrow pending payoff.

(j)                                    FIRPTA Affidavits and IRS Form W-9s.  A non-foreign affidavit from each of the Sellers dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that each of the Sellers is not a “Foreign Person” as defined in Code §1445 (the “FIRPTA Affidavit”) and a properly executed IRS Form W-9 from each of the Sellers showing a complete exemption from backup withholding.

(k)                                 Ancillary Agreements.  The Ancillary Agreements referenced in Section 5.1(b), including any employment and any non-competition agreements requested by the Purchaser.

(l)                                     Required Consents and Confirmations.  Copies of all Required Consents as required by Section 5.1(d).

(m)                             Termination of Restricted Share Agreements.  Termination agreements, in form and substance reasonably satisfactory to the Purchaser, terminating each of the Restricted Share Agreements between the Company and each of the Sellers.

(n)                                 Termination of Guarantees.  Termination agreements, in form and substance reasonably satisfactory to the Purchaser, terminating each of the agreements set forth on Section 7.1(s)(vii) of the Disclosure Schedule, duly executed by the Company and the other parties thereto.

(o)                                 Termination of Smith Employment Agreement.  A termination agreement, in form and substance reasonably satisfactory to the Purchaser, terminating that certain Employment Agreement, dated March 13, 2009, between the Company and Smith, which termination agreement shall include (i) a waiver and release of any payment of severance pursuant to the terms of such employment agreement and (ii) an intellectual property assignment assigning to the Company any and all rights, title and interest that Smith may have in any Intellectual Property Rights of the Company.

(p)                                 Domain Name. Evidence, reasonably satisfactory to the Purchaser, that the Company has change the registration of the domain name, “cardatonce.com”, to the Company from Robinette Gaston of Dye, Van, Mol & Lawrence.

(q)                                 Other Documents.  Such other documents, instruments and certificates as the Purchaser may reasonably request to carry out the transaction contemplated under this Agreement.

Section 4.3                                    Documents to be Delivered by the Purchaser.  The Purchaser agrees to deliver, or cause to be delivered, the following instruments, documents and/or payments, in form and substance reasonably satisfactory to Sellers’ Representative and its counsel, duly executed as appropriate, to the Sellers at the Closing:

(a)                                 Authorizing Resolutions.  Certified copy of corporate resolutions of (i) the directors of the Purchaser authorizing the Purchaser to enter into this Agreement and to consummate the Contemplated Transactions and (ii) the directors of Parent authorizing the Parent to issue the Parent Equity and execute the Seller Note as Co-Maker.

(b)                                 Cash Payment; Seller Note.  Payment of the Purchase Price in the amount and form as required by Section 2.1, including the Closing Cash Payment and the Seller Note.

(c)                                  Stock Certificates for Parent Equity.  Duly executed stock certificates representing the Parent Equity.

(d)                                 Ancillary Agreements.  The Ancillary Agreements referenced hereinafter.

(e)                                  Bring-down Certificate.  Certificate of an officer of the Purchaser regarding representations and warranties as required under Section 5.2(a).

(f)                                   Other Documents.  Such other documents as Sellers’ Representative may reasonably request to carry out the transaction contemplated under this Agreement.

ARTICLE 5

CONDITIONS OF CLOSING; TERMINATION OF TRANSACTION

Section 5.1                                    Conditions to Obligation of the Purchaser to Proceed to the Closing.  The obligations of the Purchaser to consummate the transactions to be performed by it in connection with, and to proceed on the Closing shall be subject to the satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived, in writing, by the Purchaser in its sole discretion at or prior to the Closing:

(a)                                 Accuracy of Representations; Certificate of Officer.  The representations and warranties of the Company and the Sellers contained herein (and in any certificates delivered by the Company and the Sellers pursuant hereto) that are qualified by materiality will be true, correct and complete as of the date hereof and the Closing Date and the representations and warranties of the Company and the Sellers contained herein (and in any certificates delivered by Company and the Sellers pursuant hereto) that are not so qualified by materiality will be true, correct and complete in all material respects as of the date hereof and the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date hereof (in which case such representations and warranties shall be true, correct and complete as of such date), and the Sellers and the Company shall have fulfilled and performed all their obligations and complied with all their covenants and conditions prior to or as of the Closing.  The Sellers and the Company shall have each delivered to the Purchaser certificates in form and substance reasonably satisfactory to the Purchaser dated as of the Closing and executed by an officer of the Company and by each Seller to all such effects.

(b)                                 Ancillary Agreements.  The following agreements (cumulatively the “Ancillary Agreements”), duly executed as appropriate, shall have been delivered by, or caused to be delivered by, the Sellers:

(i)                                     Each Seller shall have executed a non-competition agreement with the Purchaser substantially in the form attached hereto as Exhibit 5.1(b)(i);

(ii)                                  The Primadata Noncompetition Agreement;

(iii)                               The completion of the Primadata Distribution;

(iv)                              The completion of the R2B Distribution;

(v)                                 New employment agreements substantially in the form attached hereto as Exhibit 5.1(b)(v) shall have been entered into with the following key employees:  Dinker, Nevill and Hedrich; and

(vi)                              Agreements, including subscription agreements and joinder agreements, in form and substance acceptable to the Purchaser evidencing the purchase of the Parent Equity by Dinker, Nevill and Hedrich, and setting forth the mutually acceptable terms and conditions of the purchase and issuance of the Parent Equity.

(c)                                  Release of Secured Claims, Mortgages and Capital Lease obligations.  At least three (3) Business Days prior to the Closing, Sellers’ Representative shall have obtained and delivered to the Purchaser the Payoff Letters or other releases as may be required to evidence the satisfaction of all Indebtedness of the Company at and as of the Closing.

(d)                                 Required Consents.  All consents, authorizations, approvals, waivers, exemptions, filings and registrations that are required to be obtained from or made by any Governmental Authority, contractual counterparty or other Person in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, a true, correct and complete list of which is set forth on Section 5.1(d) of the Disclosure Schedule, which shall include the consents of Visa and MasterCard (collectively, the “Required Consents”), shall have been obtained or made, and all required filings shall have become effective.

(e)                                  Delivery of Documents.  The Sellers shall have delivered all documents required to be delivered at Closing pursuant to Section 4.2 hereof.

(f)                                   Litigation Affecting Closing.  No suit, action, or other proceeding shall be pending or threatened by or before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the Contemplated Transactions, and no investigation that might eventuate in any such suit, action, or other proceeding shall be pending or threatened.

(g)                                  Legislation.  No statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any domestic or foreign Government Authority which would make the transaction contemplated by this Agreement illegal or otherwise result in a Material Adverse Change with respect to the Company in the hands of the Purchaser.

(h)                                 Waiver and Termination of Agreements.  Prior to the Closing, the Sellers and the Company, as applicable, and any other Persons who are parties to agreements, whether written or oral, that provide them extraordinary rights (including rights with respect to voting, appointment of directors or officers, control of operations, or limitations on shareholder’s exercise of shareholder’s normal rights incidental to their respective share ownership in such corporations) with respect to the Company, whether presently existing or arising upon consummation of any of the Contemplated Transactions, all of which agreements are identified on Section 7.1(c) of the Disclosure Schedule (the “Shareholder Agreements”) shall execute waivers and terminations of such agreements in a form acceptable to the Purchaser and its counsel.

(i)                                     No Material Adverse Change.  There shall not have occurred a Material Adverse Change.

(j)                                    Financing.  The Purchaser shall have received funds for payment of the Purchase Price from its lenders on terms acceptable to the Purchaser in the Purchaser’s sole discretion and consents to the transaction required under the Company’s lending agreement.

Section 5.2                                    Conditions to Obligations of Sellers to Proceed to the Closing.  The obligation of the Sellers to proceed on the Closing shall be subject to the satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by Sellers’ Representative in its sole discretion:

(a)                                 Accuracy of Representations; Certificate of Officer.  The representations and warranties of the Purchaser contained herein (and in any certificates delivered by the Purchaser pursuant hereto) that are qualified by materiality will be true, correct and complete as of the date hereof and the Closing Date and the representations and warranties of the Purchaser to Company contained herein (and in any certificates delivered by the Purchaser pursuant hereto) that are not so qualified by materiality will be true, correct and complete in all material respects as of the date hereof and the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date hereof (in which case such representations and warranties shall be true, correct and complete as of such date), and the Purchaser shall have fulfilled and performed all obligations and complied with all covenants and conditions prior to or as of the Closing. The Purchaser shall have delivered to Sellers’ Representative a certificate in form and substance satisfactory to Sellers’ Representative dated as of the Closing and executed by an officer of the Purchaser to all such effects.

(b)                                 Delivery of Purchase Price and Other Documents.  The Purchaser shall have delivered the cash payment of the Purchase Price, the Seller Note, the stock certificates representing the Parent Equity, and all other documents to be delivered at Closing pursuant to Section 4.3 hereof.

(c)                                  Litigation Affecting Closing.  Except for the actions set forth on Section  7.1(z) of the Disclosure Schedule, no suit, action, or other proceeding shall be pending or threatened by or before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated by this Agreement, and no investigation that might eventuate in any such suit, action, or other proceeding shall be pending or threatened.

(d)                                 Legislation.  No statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any domestic or foreign Governmental Authority or court which would make the transaction contemplated by this Agreement illegal.

(e)                                  Ancillary Agreements.  The Ancillary Agreements, duly executed as appropriate, shall have been delivered by the Purchaser.

Section 5.3                                    Termination of Agreement.  This Agreement and the Contemplated Transactions may be terminated at or prior to the Closing as follows:

(a)                                 Upon Mutual Consent.  By mutual written consent of the Company, Sellers’ Representative and the Purchaser;

(b)                                 Upon Failure by the Sellers or the Company.  By the Purchaser pursuant to written notice delivered at or prior to the Closing if any of the Company, Sellers’ Representative or the Sellers has failed to satisfy all of the conditions to the Closing set forth in Section 5.1 by September 30, 2014;

(c)                                  Upon Failure by the Purchaser.  By Sellers’ Representative pursuant to written notice delivered at or prior to the Closing if the Purchaser has failed to satisfy the conditions set forth in Section 5.2 by September 30, 2014;

(d)                                 Upon Breach by the Sellers or the Company.  By the Purchaser, if the Company, any Seller or Sellers’ Representative has breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 5.1 and (ii) is not curable, or, if curable, is not cured within twenty (20) days of the Purchaser providing written notice of such breach to such party;

(e)                                  Upon Breach by the Purchaser.  By the Company and Sellers’ Representative, if the Purchaser has breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 5.2, and (ii) is not curable, or, if curable, is not cured within twenty (20) days of Company providing written notice of such breach to the Purchaser; or

(f)                                   Upon a Change in Law.   By either the Purchaser, on the one hand, or the Company, on the other hand, if a Law has been adopted, enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transactions contemplated by this Agreement and such Law has become final and non-appealable.

Section 5.4                                    Consequences of Termination.  In the event of termination of this Agreement pursuant to Section 5.3(a), no Party shall be entitled to damages from the other Parties hereto. Termination pursuant to Section 5.3(b) through Section 5.3(f) (inclusive) shall not constitute a waiver of the terminating Party’s claim for damages due to any other Party’s failure to perform under this Agreement; provided, however, that Article 10 and Section 11.2 will survive any such termination.

ARTICLE 6

POST-CLOSING OBLIGATIONS

Section 6.1                                    Further Documents and Assurances.  At any time and from time to time after the Closing, each Party shall, upon request of another Party, execute, acknowledge, and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably required to carry out the Contemplated Transactions and to permit each Party to enjoy its rights and benefits hereunder.

Section 6.2                                    Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Purchaser and the Sellers for certain Tax matters following the Closing:

(a)                                 The Sellers shall prepare or cause to be prepared and timely file or cause to be timely filed all income Tax Returns of the Company due on or before the Closing Date (the “Pre-Closing Tax Returns”).  The Pre-Closing Tax Returns (i) will be filed when due in accordance with all applicable laws and in accordance with the procedures and practices of the Company as of the date hereof; (ii) shall be prepared without a change of any election of accounting method; and (iii) will be correct and complete in all respects.  The Sellers shall be responsible for timely paying and remitting all Taxes reflected on the Pre-Closing Returns.  The term “Pre-Closing Tax Periods” shall mean all taxable periods ending on or before the Closing Date.  The term “Straddle Period” shall mean a taxable period that includes (but does not end on) the Closing Date.

(b)                                 The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company other than Pre-Closing Tax Returns (the “Post Closing Tax Returns”).  All Post-Closing Tax Returns to the extent they relate to a Pre-Closing Tax Period shall be prepared in a manner consistent with existing procedures, practices and accounting methods of the Company, unless otherwise required under applicable Law.  The Purchaser will provide the Sellers’ Representative at least fifteen (15) days prior to filing, copies of any Post-Closing Tax Returns that cover any Pre-Closing Periods and that (i) relate to income Taxes or (ii) show an Indemnified Tax and are not prepared in a manner consistent with existing procedures, practices and accounting methods of the Company, and will make any reasonable changes thereto that are timely requested by the Sellers’ Representative.

(c)                                  The Sellers shall be responsible for the following Taxes (collectively, the “Indemnified Taxes”): (i) all Taxes (or the non-payment thereof) of the Company for the Pre-Closing Tax Periods (or portions of any Straddle Period ending on the Closing Date), and (ii) any and all Taxes of any Person (other than the Company) imposed on the Company or the Purchaser as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, including the Primadata Distribution and the R2B Distribution.  The Sellers shall pay and reimburse the Purchaser for any Indemnified Taxes within fifteen (15) business days after payment of such Taxes by the Purchaser or the Company.

(d)                                                         In the case of any Straddle Period (i) the amount of any Taxes based on or measured by income, receipts, sales, use of property or payments to third parties (including wages) of or by the Company  for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (ii).  The Parties agree that all Taxes related to any compensation income that is paid or accrued in connection with the transactions contemplated by this Agreement, including closing bonuses, phantom stock payments, vesting of restricted stock and exercise of options, shall be treated as accruing in a Pre-Closing Tax Period.

(e)                                  Cooperation on Tax Matters.

(i)                                     The Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 6.2(a) and (b) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the prompt provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  At the Closing, the Sellers shall deliver to the Purchaser all books and records with respect to Tax matters pertinent to the Company.  The Purchaser agrees:

(A)                               To retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by the Sellers, any extensions thereof) of the respective taxable periods and to abide by all record retention agreements entered into by the Company with any Taxing Authority; and

(B)                               To give the Sellers not less than thirty (30) days written notice prior to transferring, destroying or discarding any such books and records and, if the Sellers so request, the Purchaser shall allow the Sellers to take possession of such books and records.

(ii)                                  The Purchaser and the Sellers further agree, upon request, to use their reasonable commercial efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions); provided, however, that no Party shall be required to use such efforts if doing so would result in increased Taxes or increased future Taxes to such Party.

(f)                                   All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid when due one-half by the Purchaser and one-half by the Sellers, and the Purchaser will, at its expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.

(g)                                  The Purchaser shall control, or cause the Company to control, the conduct of any audit or other legal proceeding relating to Taxes of the Company (a “Tax Contest”); provided, however, that the Sellers, at their sole cost and expense, shall have the right to participate in any such Tax Contest, including the settlement thereof, to the extent it relates solely to Taxes for a Pre-Closing Tax Period.  In the event of any conflict between the provisions of this Section 6.2(g) and Section 9.4, the provisions of this Section 6.2(g) shall control.

Section 6.3                                    Books and Records.  Each Party agrees that for a period of three (3) years (seven (7) years in connection with any Tax matters) after the Closing, such Party will reasonably cooperate with and make available (or cause to be made available) to any other Party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, or dispute or any litigation or investigation.  All information received pursuant to this Section 6.3 will be kept confidential pursuant to and in accordance with Section 8.3 by the Party receiving it. In the event of any litigation or threatened litigation between the Parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 6.3 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Section 7.1                                    Representations and Warranties of the Company.  Except as specifically set forth on the disclosure schedule to this Agreement (the “Disclosure Schedule”) attached hereto and delivered by the Sellers and the Company to the Purchaser concurrently with the execution and delivery of this Agreement, the Company represents and warrants to the

Purchaser, with the intention that the Purchaser may rely upon the same, and acknowledge that the same shall be true, correct and complete on the date hereof (unless specified as being true only upon the Closing) and as of the Closing (as if made at the Closing) and shall survive the Closing.  The Disclosure Schedule shall be arranged in sections corresponding to the numbering of this Section 7.1.

(a)                                 Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee.

(i)                                     The Company has all necessary power and authority including full corporate power to execute, deliver and perform this Agreement, any Ancillary Agreement and/or any related agreements to which it is a party, to perform its obligations hereunder, to make the representations, warranties and covenants contained herein and to cause the transactions contemplated by this Agreement to be consummated, and no prior order, approval or decree of any court or Governmental Authority, whether federal, state or local, is required with respect thereto.  Without limiting the generality of the foregoing, the execution, acknowledgement, and delivery of this Agreement (and any Ancillary Agreement and other related agreement) by the Company and the performance by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or stockholder action, including approval of the board of directors or stockholders.

(ii)                                  The Company has all necessary corporate power and authority to carry on its business as now conducted, own, operate and lease its respective properties and assets corporate and otherwise, and possesses all necessary licenses, permits, franchises and approvals necessary, to own, operate and lease its properties and assets and to carry on its respective businesses as now conducted.

(iii)                               Section 7.1(a)(iii) of the Disclosure Schedule correctly lists all current directors and officers of the Company.

(iv)                              True, correct and complete copies of the organizational documents of the Company as currently in effect have been delivered to the Purchaser.  The minute books (containing the records of meetings of stockholders and the board of directors and any committees thereof), the stock books and stock record books of the Company are true, correct and complete.

(v)                                 The Company has no subsidiaries other than Primadata.  There are no Persons formerly owned by the Company.

(b)                                 Qualification.  The Company is qualified to do business and is in good standing as a foreign corporation in all states in which qualification is required by the nature of its business or the character or location of the assets owned or leased by the Company and in which the failure to so qualify and be in good standing would have a Material Adverse Change on the EFT Business or the Company.  The Company has identified all states in which it has qualified as a foreign corporation on Section 7.1(b) of the Disclosure Schedule.

(c)                                  Stock Ownership.

(i)                                     Section 7.1(c) of the Disclosure Schedule contains an accurate statement of the authorized, issued and outstanding shares (including, in the case of issued and outstanding shares, the name of the current record and beneficial holder thereof) of the Company.  All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized shares, equity interests, options, warrants, calls, commitments, conversion rights, rights of exchange, plans or other arrangements of any character (A) providing for the purchase by any party of any shares or capital stock of the Company, or (B) that could require the Company to issue, sell, or otherwise cause to become outstanding any of its stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the stock of the Company.

(ii)                                  The Company does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture, limited liability company or partnership, association or other legal entity except as set forth on Section 7.1(c) of the Disclosure Schedule.

(d)                                 Corporate Authority.  This Agreement, the Ancillary Agreements and all collateral documents constitute the legal, valid, binding and enforceable obligations of the Company in accordance with the terms hereof and thereof.  The Company has all requisite corporate power and authority, including stockholder and director approval, to execute, perform and carry out the provisions of, and consummate the Contemplated Transactions, as applicable.

(e)                                  Financial Conditions.

(i)                                     Attached hereto as Section 7.1(e) of the Disclosure Schedule are copies of the audited financial statements of the Company including balance sheets and income statements, and reports by independent public accountants with respect to such statements for each of the three (3) most recent fiscal years, and an internally prepared, unaudited balance sheet and income statement for the six months ended June 30, 2014 (collectively, the “Financial Statements”). The Company has made available to the Purchaser all reports and management letters from accountants to the Company and management representation letters from the Company to its accountants and related correspondence during the three (3) most recent fiscal years and between the ending date of the most recent fiscal year and the date hereof.

(ii)                                  The Financial Statements have been and are prepared from and in accordance with and are consistent with the books and records of the Company in accordance with GAAP applied on a consistent basis and fairly and accurately represent and present the financial condition and results of operations of the Company as and for the periods indicated, except for internally prepared balance sheet(s) and/or income statement(s), including unaudited financial statements, which do not include footnote disclosures or statement of cash flows as required by GAAP but are prepared on a basis consistent with the audited financial statements prepared for the fiscal year ended

December 31, 2013.  During the periods represented by the Financial Statements, the Company has not made a material change in any of its accounting policies or practices.

(f)                                   Books and Records.  The Company’s books of account and records for the five (5) year period prior to the Closing (including customer order files, employment records, and sales, production, and manufacturing records) are complete, true, and correct in all material respects.

(g)                                  Tax Reports, Returns, and Payment.

(i)                                     The following terms, as used in this Section 7.1(g) and to the extent used elsewhere in this Agreement, have the following meanings:

(A)                               “Tax” or “Taxes” means any federal, state, provincial, local, or foreign income, capital gains, duties, levies, receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, paid-up capital, capital stock, built-in gain, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, abandoned or unclaimed property (or other escheat), sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and any liability for any of the foregoing as transferee.

(B)                               “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii)                                                          Except as set forth on Section 7.1(g)(ii) of the Disclosure Schedule, the Company also represents and warrants that:  (1) the Company has filed all Tax Returns it was required to file under applicable Laws and all such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws;  (2) the Company currently is not the beneficiary of any extension of time within which to file any Tax Return; (3) all Taxes due and owing by the Company (whether or not shown on any filed Tax Return) have been paid;  (4) no claim has been made by any authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; and (5) except for tax liens on personal property that attach before the tax payment is due, there are no mortgages, liens, encumbrances, charges or other security interests for Taxes upon any of the assets of the Company or the Shares.

(iii)                               The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or any other third party.  In addition, all such amounts which have been withheld for such Taxes and not yet paid are being held by the Company for such payment, and all such withholdings and collection and all other payments due in connection therewith as of the date of the Financial Statements are duly reflected as a current liability therein.

(iv)                              To the Company’s Knowledge, the Company does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  Neither the Sellers nor the Company has received any notice from any foreign, federal, state or local taxing authority (“Taxing Authority”) assessing any additional Taxes against the Company for any period for which Tax Returns have been filed that has not been resolved.  No dispute or claim concerning any Tax liability of the Company has been claimed or raised by any Taxing Authority in writing that has not been resolved.  No audits or administrative or judicial Tax proceedings are pending or being conducted by any Taxing Authority with respect to the Company.  Except as set forth on Section 7.1(g)(iv) of the Disclosure Schedule, the Company has not received from any Taxing Authority (including jurisdictions where the Company has not filed a Tax Return) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company.

(v)                                 The Company has made available to Purchaser all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2009.  None of those Tax Returns have been audited, and none of those Tax Returns currently are the subject of audit.  The Sellers have delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2009.

(vi)                              The Company (A) is not party to or bound by any Tax allocation or sharing agreement, (B) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (C) has no liability for the Taxes of any Person (including under Reg. §1.1502-6 or any similar provision of state, local, or foreign law, as a transferee or successor, by contract, or otherwise).

(vii)                           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(viii)                        The Company is not party to any contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law); and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).  The Company is not party to a contract that requires any of them to reimburse, pay, indemnify or “gross-up” any employee or independent contractor for any Taxes, including those Taxes imposed under Section 4999 of the Code or Section 409A of the Code.

(ix)                              The Company is not (and has not ever been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.

(x)                                 The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal Tax within the meaning of Section 6662 of the Code.  Any unpaid Taxes of the Company does not (A) exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Company in filing their Tax Returns. Except as provided in Section 7.1(g)(x) of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(xi)                              The Company has not engaged in any “reportable transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

(xii)                           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) an agreement entered into with any Taxing Authority, including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) inter-company transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date, (F) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. Laws) or (G) an election (including a protective election) pursuant to Section 108(i) of the Code.  The Company has no “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code.

(xiii)                        The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xiv)                       The charges, accruals and reserves with respect to unpaid Taxes in the books and records of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company’s liability for all unpaid Taxes.

(xv)                          The Company’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been operated in compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Code Section 409A.

(xvi)                       The Company has made a valid and timely election to be taxed as an S corporation for all relevant income tax purposes effective January 1, 2014.   Since such date, the Company has been a valid S corporation for all relevant income tax purposes and no taxing authority has challenged the effectiveness of such election.

(h)                                 Undisclosed Liabilities.  The Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) except for (i) liabilities that are of a nature such that they are required under GAAP to be, and therefore are, set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) liabilities which have arisen after the Most Recent Balance Sheet in the Ordinary Course of Business (none of which to the Company’s Knowledge result from, arise out of, or relate to or in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

(i)                                     Real Property.

(i)                                     The Company does not own any real property.

(ii)                                  Section 7.1(i)(ii) of the Disclosure Schedule sets forth the address and legal description of each parcel of real property leased, subleased or licensed to the Company or otherwise used in, or related to, the EFT Business as operated by the Company (the “Leased Real Property”) and such Leased Real Property comprises all of the real property used or proposed to be used in, or related to, the EFT Business.  Section 7.1(i)(ii) of the Disclosure Schedule also sets forth a true, correct and complete list of all leases, subleases, licenses, easements, concessions and other agreements, written or oral (including all amendments, extensions, renewals, guaranties and other agreements related thereto)(collectively, “Leases”) for each such Leased Real Property (including the date and name of each party to such lease). With respect to each such Lease:

(A)                               neither the Company, nor any Seller has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(B)                               neither the Company, nor any Seller has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(C)                               there are no Liens on the estate or interest created by such Lease.

(iii)                               To the Company’s Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of the Leased Real Property or any portion thereof or interest therein.  To the Company’s Knowledge, there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the EFT Business as currently conducted thereon.

(iv)                              The Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended or restated, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Leased Real Property and operation of the EFT Business thereon does not violate any Real Property Laws.  The Company has not received any notice of violation of any Real Property Law and to the Company’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.  To the Company’s Knowledge, there is no pending or anticipated change in any Real Property Law that will have a Material Adverse Change on the ownership, lease, use, or occupancy of any Leased Real Property or any portion thereof in the continued operation of the Company’s business as currently conducted thereon.

(v)                                 All certificates of occupancy, permits, licenses, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other entities having jurisdiction over the Leased Real Property, which are required to use or occupy the Leased Real Property or operate the EFT Business as currently conducted thereon, have been issued and are in full force and effect.  Section 7.1 (i)(v) of the Disclosure Schedule lists all material Real Property Permits held by the Company with respect to each parcel of Leased Real Property.  The Company has delivered to Buyer a true, correct and complete copy of all Real Property Permits.  The Company has not received any notice from any Governmental Authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, there is no basis for the issuance of any such notice or the taking of any such action.  To the Company’s Knowledge, the Real Property Permits will remain in full force and effect following the consummation of the Contemplated Transactions without the consent or approval of the issuing Governmental Authority or Person; no disclosure, finding or other action by any Seller or the Company with respect to any Real Property Permit is required in connection with the consummation of the Contemplated Transactions; and neither the Company nor the Purchaser shall be required to assume or pay any additional Liabilities or obligations under or in connection with the Real Property Permit as a result of the consummation of the Contemplated Transactions.

(vi)                              To the Company’s Knowledge, there are no taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Leased Real Property (collectively, the “Real Estate Impositions”) with respect to any Leased Real Property or portion thereof which are delinquent.  To the Company’s Knowledge, there is no pending or threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

(vii)                           The Leased Real Property is not located in a special flood hazard area (as defined by the Federal Emergency Management Agency).

(viii)                        To the Company’s Knowledge, the Leased Real Property is in good repair, ordinary wear and tear excepted, and as of the Closing there are no expected repairs for greater than $100,000.

(j)                                    Fixed Assets.  The Company has good and marketable title to, or has a valid leasehold interest in or has a valid right under contract (or otherwise) to use, all assets and property used in its business, free and clear of any Liens, except for Permitted Liens.  The Company owns or leases all fixed assets required to operate its business in the Ordinary Course of Business. All material fixed assets have been maintained in good working order, in the Ordinary Course of Business, reasonable wear and tear excepted.  “Permitted Liens” means (i) Liens for Taxes not yet due and payable that have been fully reserved on the books of Company, (ii) statutory encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and other similar encumbrances imposed by Law in the Ordinary Course of Business for sums not yet due and payable and (iii) the Liens identified on Section 7.1(j) of the Disclosure Schedule, which will be terminated and released in connection with, and as a condition to, the consummation of the Contemplated Transactions.

(k)                                 Intellectual Property.

(i)                                     Section 7.1(k)(i) of the Disclosure Schedule sets forth all patents, trademark registrations, service mark registrations, trade name registrations, domain name registrations, social media accounts, copyright registrations and all applications for any of the foregoing (including all provisional, continuations, continuations-in-part, divisionals, reissues, reexaminations, continuations, renewals and extensions) that are owned or used by, or licensed to, the Company and all material software applications owned by the Company (the “Intellectual Property”).

(ii)                                  Except as set forth on Section 7.1(k)(ii) of the Disclosure Schedule, the Intellectual Property is not licensed to, or from, any other Person, and all right, title and interest thereto is exclusively owned by the Company, free and clear of all Liens. To the Company’s Knowledge, all Intellectual Property owned by the Company is valid and enforceable.  The Intellectual Property Rights owned by the Company or licensed thereby from a third party constitutes all of the Intellectual Property Rights used in or necessary for the EFT Business as currently conducted and as currently proposed to be conducted.  Except as set forth on Section 7.1(k)(ii) of the Disclosure Schedule, no third party has challenged the Company’s ownership, use, validity or enforceability of any of the Intellectual Property Rights owned by the Company.  The Company has taken all reasonable and customary steps to protect the Intellectual Property Rights owned by the Company, including steps to prevent and abate any infringement or misappropriation.

(iii)                               Neither the Company nor any Seller has interfered with, infringed upon, misappropriated, or otherwise violated, and the operation and products and services of the Business have not and do not infringe, misappropriate or otherwise violate any intellectual property, privacy or publicity rights of third parties, and neither the Company nor any Seller has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a

Seller or the Company must license or refrain from using any intellectual property, privacy or publicity rights of any third party).

(iv)                              To the Company’s Knowledge, except as set forth on Section 7.1(k)(iv) of the Disclosure Schedule, no third party has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property Rights of the Company.

(v)                                 The transactions contemplated by this Agreement will not have an adverse effect on the Company’s right, title or interest in and to any Intellectual Property owned or used by the Company in connection with the EFT Business, and all such Intellectual Property shall be owned or available for use by the Company on identical terms and conditions immediately following the Closing.

(vi)                              The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company.  The Company IT Assets are free from material viruses and malware, and have not materially malfunctioned, failed or suffered a security breach within the past two (2) years. The Company has implemented backup, security and disaster recovery measures and technology consistent with reasonable industry practices and necessary to protect Personal Information against accidental, unauthorized or unlawful destruction, loss, alteration, disclosure and access, and against all other unlawful activities, in compliance with applicable Laws (including Laws that relate to privacy, security, data protection and destruction, data breach notification or data transfer issues and the Payment Card Industry Security Standards) and, to the Knowledge of the Company, no Person has obtained unauthorized access to any Company IT Assets.

(l)                                     Conduct of the EFT Business.  The Company has conducted and will conduct the operations of the EFT Business up to and including the Closing in the Ordinary Course of Business. Specifically, since December 31, 2013, and except as otherwise described in Section 7.1(l) of the Disclosure Schedule, neither the Company nor any Seller has, and after the date hereof, will without the prior written approval of the Purchaser, either directly or indirectly take any action, with respect to the Company or the EFT Business:

(i)                                     Amending the Company’s charter or bylaws;

(ii)                                  Selling, transferring or otherwise disposing of any capital stock of the Company or acquisitions or redemptions thereof or the grant of options, warrants or calls;

(iii)                               Making any increase in the compensation payable to its directors, officers or employees except for routine wage increases in the Ordinary Course of Business or adopting, establishing or amending any Employee Plan;

(iv)                              Paying, discharging or otherwise satisfying any claim, Liability or obligation except in the Ordinary Course of Business;

(v)                                 Borrowing or agreeing to borrow any money or assuming or otherwise guaranteeing or becoming liable for any Liability except in the Ordinary Course of Business;

(vi)                              Entering into any contract, lease, commitment or the like committing to material expenditures, except for (A) the acquisition of inventory and equipment in the Ordinary Course of Business or (B) to perform under customer contracts of the Company;

(vii)                           Settling, waiving or otherwise compromising or extinguishing any claim, including any litigation on behalf of, or against, the Company or a Seller;

(viii)                        Writing down the value of any inventory or writing off as uncollectible any notes or accounts receivable, except in the Ordinary Course of Business;

(ix)                              Changing or modifying any accounting practice or changing any banking arrangement;

(x)                                 Repaying any obligation except in the Ordinary Course of Business;

(xi)                              Deferring or failing to make any payment due with respect to any known Liabilities other than in the Ordinary Course of Business;

(xii)                           Selling, disposing, transferring, assigning, or otherwise removing any of the assets used in, or related to, the EFT Business or entering into any letter of intent to do any of the foregoing, except inventory in the Ordinary Course of Business (other than the Primadata Distribution, the R2B Distribution and the transfer of the Seller Policies in accordance with Section 8.7);

(xiii)                        Disposing of, or permitting to lapse, any rights to use any of its Intellectual Property Rights, or impairing its ability to enforce any agreement protecting any confidential or proprietary information of the EFT Business; or

(xiv)                       Hiring or firing any employees except in the Ordinary Course of Business.

(m)                             Accounts Receivable.  All accounts receivable reflected in the Financial Statements, and all accounts receivable generated thereafter (i) originated or will originate from bona fide sales of goods and services in the Ordinary Course of Business to Persons who are not Affiliates of the Company or any Seller, (ii) are or will be reflected properly on the books and records of the Company, (iii) are not subject to any defense, counterclaim or set-off, except and only to the extent of the reserve against accounts receivable shown on the Financial Statements.

(n)                                 Accounts Payable.  All accounts payable reflected in the Financial Statements, and all accounts payable created thereafter, arose from or will arise from valid purchases and other transactions in the Ordinary Course of Business.

(o)                                 Inventory.  All inventory in the possession of the Company is owned by the Company and no inventory owned by the Company is in the possession of any other Person.  All inventory reflected on the Financial Statements is good, useable and saleable in the Ordinary Course of Business and is valued at the lower of cost, calculated on a FIFO method, or market, in accordance with GAAP.

(p)                                 Financial Institutions; Indebtedness.

(i)                                     A true, correct and complete listing of the names and account numbers of the Company’s bank accounts, brokerage accounts, savings accounts, certificates of deposit, and similar investments and of all safe deposit boxes and similar repositories of investment certificates or other documents related to EFT Business is set forth in Section 7.1(p)(i) of the Disclosure Schedule, together with a listing of all Persons authorized to withdraw or otherwise deal with any such account or repository or so authorized within the previous twelve (12) months.

(ii)                                  A true, correct and complete listing of all credit cards or credit facilities established in the name of the Company or payable by the Company is set forth in Section 7.1(p)(ii) of the Disclosure Schedule, specifying for each the Persons authorized to incur charges or otherwise deal with any such account within the previous twelve (12) months.

(iii)                               A true, correct and complete listing of all Indebtedness of the Company, including notes and contracts payable by the Company to banks, insurance companies, and any other lenders or creditors, is set forth in Section 7.1(p)(iii) of the Disclosure Schedule, specifying for each the unpaid balances, interest rates applicable during any remaining term, payment schedule and collateral security pledged thereon.

(q)                                 No Material Adverse Change.  There has been no Material Adverse Change in the EFT Business, and none of its properties or assets have been materially damaged by fire or other casualty, strike, or otherwise disposed of other than in the Ordinary Course of Business since December 31, 2013.

(r)                                    Permits and Certifications.

(i)                                     The Company possesses all material permits, registrations, licenses, franchises, certifications and other approvals, from a Governmental Authority or otherwise (the “Permits”), necessary for the conduct of the EFT Business as presently conducted, including any Permits required by Environmental Laws, and all such Permits are valid and in full force and effect.  Except as set forth on Section 7.1(r) of the Disclosure Schedule, upon obtaining the Required Consents pursuant to Section 5.1(d), all of such Permits will continue to be in full force and effect after the Closing, except as may be affected by acts of the Purchaser.

(ii)                                  The Company possesses all certifications required to personalize VISA, MasterCard and Discover cards, including EMV cards (the “Certifications”), and all such Certifications are valid and in full force and effect and will remain so immediately following the Closing in accordance with their terms.  None of VISA, MasterCard or Discover (each a “Payment Card Brand”) has provided notice of revocation of any required Certification, nor, to the Company’s Knowledge, does any Payment Card Brand have any intention to revoke any such Certification.  Except for obtaining the Required Consents, there are no facts, events, occurrences, lack of occurrence or any other circumstances which could reasonably be expected to lead to such revocation or otherwise jeopardize any Certification.

(s)                                   Material Agreements.  Section 7.1(s) of the Disclosure Schedule lists all material agreements, arrangements, contracts or commitments to which the Company is a party or bound involving:

(i)                                     licensing of Intellectual Property Rights from or to any Person;

(ii)                                  capital expenditures having a remaining balance in excess of Fifty Thousand Dollars ($50,000.00), including a true correct and complete description of the purchase agreement and outstanding Liabilities and obligations of the Company related to the Company’s purchase or pending purchase of certain equipment in the amount of $3,447,222 from Muhlbauer Inc., as identified in and pursuant to that certain Purchase Order, dated as of September 10, 2013, by the Company (the “Muhlbauer Obligations”), which description shall include the equipment purchased or to be purchased thereunder;

(iii)                               lease with respect to any property, real or personal, whether as lessor or lessee;

(iv)                              covenant not to compete in any lines of business or with any Person;

(v)                                 franchise or distributor relationships;

(vi)                              loan, credit, promissory note, or other evidence of indebtedness, including any commitments for future loans, credit, or financing, excluding credit extended by the Company to its customers;

(vii)                           guarantee;

(viii)                        the top twenty (20) customers of the Company by revenues during the twelve (12) month period ending June 30, 2014, and the top twenty (20) vendors used by the Company by expenses during the twelve (12) month period ending December 31, 2013 and the seven (7) month period ending July 31, 2014;

(ix)                              employment, severance, restrictive covenant or any similar agreements;

(x)                                 any prohibition or limitation of a right of the Company to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Intellectual Property Rights of the Company; and

(xi)                              agreements with any Payment Card Brand.

(collectively, the “Material Agreements”).

The Company has provided to the Purchaser full and complete copies of all Material Agreements.  With respect to each Material Agreement: (A) the agreement is legal, valid, binding on, enforceable against the Company and, to the Company’s Knowledge, binding on and enforceable against the other party(ies) thereto and the agreement is in full force and effect, subject to obtaining the Required Consents pursuant to Section 5.1(d), the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; and (B) neither the Company nor, to the Company’s Knowledge, the other party(ies) thereto is in breach or default (or received notice of a claim with respect thereto), and no event has occurred which with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under such agreements.

(t)                                    Employee Plans.

(i)                                     Section 7.1(t)(i) of the Disclosure Schedule provides a true, correct and complete listing of all of the Company’s pension, retirement, disability, medical, dental, death benefit, profit sharing, deferred compensation, bonus, stock option, phantom stock plan or equity compensation or severance plans, including any “pension plan” as defined in §3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Pension Plan”), and any “welfare plan” as defined in §3(1) of ERISA (“Welfare Plan”), whether  or not any of the foregoing are funded (collectively the “Employee Plans”). The term “Employee Plan” shall also include every plan, fund, contract, program, policy, agreement and arrangement (whether written or not):

(A)                               which is sponsored, maintained or contributed or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a single employer within the meaning of §4001(b) of ERISA, or to which the Company or an ERISA Affiliate is a party, for the benefit of present or former employees or directors of  the Company;

(B)                               which the Company or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future;

(C)                               for which the Company is or may be financially liable as a result of the direct sponsor’s affiliation to the Seller or the Company (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by the Seller or the Company for the benefit of its employees or former employees);

(D)                               which is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that the Company has no present or potential liability with respect to such arrangement); and

(E)                                for or with respect to which the Company is or may become liable under any common law successor doctrine, express successor liability provision of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

(ii)                                  With respect to any Employee Plans:

(A)                               Such Employee Plans reflect the applicable requirements of ERISA, the Code and other applicable laws and such Employee Plans that are Pension Plans and their related trusts have received or requested favorable determinations from the Internal Revenue Service holding that such Employee Plans qualify under §401 et seq. and other applicable provisions of the Code and that their related trusts are exempt from taxation under §501(a) of the Code.  Each of the Employee Plans is in material compliance, and has been administered in accordance, with its terms and the applicable provisions of the Code and ERISA.

(B)                               There is no current matter which would adversely affect the qualified tax exempt status of any such Employee Plan that is a Pension Plan and its related trust under the Code.

(C)                               All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1’s, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B (collectively “COBRA”) have been met with respect to each such Employee Plan which is a Welfare Plan.

(D)                               All contributions (including all employer contributions and employee salary reduction contributions) which are due have been timely paid to each such Employee Plan which is a Pension Plan and all contributions for any period ending on or before the Closing which are not yet due have been timely paid to each such Pension Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments due for all periods ending on or before the Closing have been timely paid (or, with respect to those not yet due, will have been timely paid on or before Closing) with respect to each such Employee Plan which is a Welfare Plan.

(E)                                The market value of assets under each such Employee Plan which is a Pension Plan (other than any multi-employer plan as defined in §3(37) of ERISA) that is subject to Title IV of ERISA, equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to a Pension Plan terminating on the date for determination.  No such Employee Plan is or has been a Pension Plan that is subject to Title IV of ERISA or to §412 of the Code.

(F)                                 The Company has delivered to the Purchaser correct and complete copies of the plan documents and all amendments thereto, summary plan descriptions and any modifications thereto, the most recent determination letter received from the Internal Revenue Service, the three (3) most recent Form 5500

Annual Reports, and all related service agreements, trust agreements, insurance contracts, and other funding agreements which implement each such Employee Plan.

(G)                               The Company has not incurred any material “accumulated funding deficiency” within the meaning of ERISA §302 (a)(2) or Code §412(a) in connection with any of the Employee Plans.

(H)                              The present value of all benefits vested under all Employee Plans that are subject to the requirements of Title IV of ERISA, as from time to time in effect, do not exceed the value of assets (less all liabilities other than those attributable to accrued benefits) allocable to such vested benefits.

(I)                                   Neither the Employee Plans nor trusts created thereunder, nor any fiduciary, trustee, investment manager or administrator thereof, has engaged in a non-exempt “prohibited transaction” as such term is defined in ERISA §406 and Code §4975.

(J)                                   Neither any of the Employee Plans subject to Title IV of ERISA nor any related trusts have been terminated by action of the Board of Directors of the Company nor has there been any “reportable event” as defined in ERISA §4043 with respect to any such Title IV Employee Plan.

(K)                               None of the Employee Plans is or has ever been a multi-employer plan as defined under §3(37) of ERISA or subject in any way to the provisions of the Multi-employer Pension Plan Amendments Act of 1980, as amended.

(L)                                Except as disclosed on Section 7.1(t)(ii) of the Disclosure Schedule:  (i) no action, suit, charge, complaint, proceeding, hearing, investigation, or claim is pending with regard to any Employee Plan other than routine claims for benefits or, if contested, are not material in amount; (ii) the consummation of the Contemplated Transactions will not cause any Employee Plan to increase benefits payable to any participant or beneficiary under such Employee Plans; (iii) the consummation of the Contemplated Transactions will not under such Employee Plans entitle any current or former employee of the Company to severance pay, or any other payment, benefit or award under the Employee Plans or accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee under the Employee Plan; (iv) all Employee Plans have been administered in compliance with the documents and instruments governing the Employee Plans, except in cases where changes in the Law require compliance with the Laws for periods preceding the date the Employee Plans are required to be amended with retroactive effect; (v) all material disclosures and notices required by Law or Employee Plan provisions to be given to participants and beneficiaries in connection with each Employee Plan have been properly and timely made; and (vi) with respect to the Employee Plans, the Company has no material liability to the Employee Plans, and the Company has no material liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (a) any excise taxes under the Code §4971 through §4980B, §4999 or §5000, (b) any penalty under §502(i), §502(l), Part 6 of Title I or any other provision of ERISA, or (c) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(M)                            Except as required by section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state law, no Employee Plan provides medical or life insurance benefits beyond retirement or other termination of service.

(iii)                               Except as disclosed on Section 7.1(t)(iii) of the Disclosure Schedule (the “Transaction Bonuses”), there are no severance, termination, retention, “golden parachute,” transaction bonus or other similar payments to, or the creation, acceleration or vesting of any right or interest for the benefit of, any present or former personnel of Company which becomes payable as a result of the consummation of the transactions contemplated by this Agreement.  Section 7.1(t)(iii) of the Disclosure Schedule sets forth a list of each individual to which the Company shall pay a Transaction Bonus and the amount of any such Transaction Bonus.

(u)                                 Union and Employment Contracts and Other Employment Matters.  Except as set forth on Section 7.1(u) of the Disclosure Schedule:

(i)                                     No executive, key employee or group of employees of the Company has provided, nor to the Company’s Knowledge, intends to provide, notice of termination of his, her or their employment; provided, however, that Smith intends to retire upon the consummation of the Contemplated Transactions.

(ii)                                  The Company is not a party to any collective bargaining agreement or any other written employment agreement with its employees, nor is it a party to any other written contract or understanding that contains any severance pay Liabilities or obligations, except for accrued, unused vacation pay or accrued, unused sick leave pay for its employees.

(iii)                               During the last three (3) years the Company has not experienced any work stoppages, walkouts, or strikes or attempts by their respective employees to organize a union.

(iv)                              In the past three (3) years no claims have been made against the Company by any former or present employee based on employment discrimination, age discrimination, equal employment opportunity, sexual harassment, human rights Laws violations, wrongful discharge, or unfair labor practices, which has not been satisfactorily and finally resolved, and, to the Company’s Knowledge, there are no facts or circumstances upon which any such claim could be made.

(v)                                 In the past three (3) years, neither the Company nor any Seller has received any claim asserting, nor is there or has there been, any failure of a Seller or the

Company to comply with applicable federal and state Laws and regulations relating to employment of labor, including Laws and regulations relating to wages, hours, collective bargaining, withholding taxes, employee health and benefits, immigration and appropriate documentation to work.

(vi)                              There are no controversies pending, or to the Company’s Knowledge threatened, between the Company and any of their respective employees.

(vii)                           The Company is in compliance with the Occupational Safety and Health Act.

(v)                                 Change in Customers’ Sales.

(i)                                     Section 7.1(v)(i) of the Disclosure Schedule lists the top twenty (20) customers of the Company during the twelve (12) month period ending June 30, 2014, which customer list includes the aggregate sales amounts made to each listed customer for the calendar years 2012 and 2013 as well as the twelve (12) month period ending June 30, 2014.

(ii)                                  Notwithstanding any termination date contained in the Material Agreement(s) between such party and the Company, no customer identified on Section 7.1(v)(i) of the Disclosure Schedule has indicated to any Seller or the Company that it intends to (A) cease doing business with the Company, (B) not renew its Material Agreement(s) with the Company upon expiration of such Material Agreement or (C) materially reduce the volume or price of goods and/or services purchased.

(w)                               Product Liability Claims.  Except for errors and defects occurring in the Ordinary Course of Business, from time to time, all products which the Company has sold have been merchantable, free from material defects in material and workmanship, and complied with the terms of any written or oral warranties made by the Company. The Company has no Knowledge that future product liability claims with respect to products of the Company sold prior to the Closing will be different from past experience with respect thereto as set forth herein.

(x)                                 Environmental Matters.  Except as set forth on Section 7.1(x) of the Disclosure Schedule, the Company has not violated, and is not in violation of, any Environmental Laws and the Company has not received any notice of alleged violation of Environmental Laws.  During the period of time the Company leased the Leased Real Property, the Leased Real Property and any property formerly owned, leased or used by the Company, has not been used to generate, manufacture, refine, transport, treat, store, handle, dispose (including off-site disposal), transfer, produce or process Hazardous Materials, except as necessary to the conduct of the business and in compliance with Environmental Laws.  During the time that the Leased Real Property and any property formerly owned, leased or used by the Company, there have been no releases of Hazardous Materials at, from or onto such property.  Except as set forth in any of the Leases, the Company has not expressly assumed, undertaken or provided an indemnity with respect to any liability of any other Person under Environmental Laws, and there are no claims pending, or to the Knowledge of the Company, threatened related to such Liability.  In addition to the representations and warranties in this Section 7.1(x), the representations and warranties set forth in Sections 7.1(h), 7.1(r)(i) and 7.1(z) shall also be applicable to environmental matters. The Company has provided to the Purchaser true and correct copies of all Phase I environmental site assessment reports, Phase II reports, and environmental, health or safety audits or inspections conducted in the last five (5) years and that are in the Company’s possession or control.  As used herein, the term “Hazardous Materials” means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances, solid waste or related materials, whether solids, liquids or gases, including, but not limited to substances regulated or defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under Environmental Laws; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law now or hereafter in effect, including but not limited to petroleum, refined petroleum products, waste oil, waste aviation or motor vehicle fuel and asbestos.  As used herein, the term “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et. seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; the Resource Conservation and Recovery Act, 42 U.S.C.  § 9601 et. seq.; the Clean Water Act, 33 U.S.C. § 1251 et. seq.; the Safe Drinking Water Act, 42 U.S.C. § 300(f) et. seq.; the Clean Air Act, 42 U.S.C. § 7401 et. seq.; and any permits, licenses, approvals, plans, rules, regulations or ordinance adopted, or other criteria, guidelines or requirements  having the force and effect of law, or other similar federal, state or local laws, regulations, rules or ordinances now or hereafter in effect relating to pollution, protection of human health and safety or the environment.

(y)                                 Insurance.  The Company has maintained, and will continue to maintain until the Closing, insurance on its respective material tangible real and personal property and assets, whether owned or leased, against loss or damage by fire or other casualty, in amounts equal to or in excess of one hundred percent (100%) of the replacement value thereof, less any applicable deductibles, and there have been no lapses in coverage.  All such insurance is in full force as of the date hereof, is carried with reputable insurers and there are no premium payments past due thereon.  The Company has promptly and adequately notified its insurance carriers of any and all claims known to it with respect to the operations and products for which it is insured.  Section 7.1(y) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, named insured, or otherwise a beneficiary of coverage at any time within the past two (2) years:

(i)                                     the name, address, and telephone number of the agent;

(ii)                                  the name of the insurer, the name of the policy holder and the name of each covered insured;

(iii)                               the policy number and period of coverage;

(iv)                              the scope (including whether coverage was on a claims made, occurrence or other basis) and amount (including a description of any deductible and ceilings) of coverage; and

(v)                                 claims and/or loss run history.

With respect to each such insurance policy identified in Section 7.1(y) of the Disclosure Schedule as currently providing coverage: (A) the policy is legal,  valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the Contemplated Transactions; (C) neither the Company, nor, to the Company’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.

(z)                                  Litigation.  Except as set forth on Section 7.1(z) of the Disclosure Schedule, there is no pending litigation against the Company nor, to the Company’s Knowledge, are there any adverse claims, existing or threatened, which may lead to litigation, relating to any aspect of the EFT Business or the Shares, and the Company has no outstanding obligation or Liability under any consent orders, judgment or decree.

(aa)                          Laws and Regulations.  The Company is in compliance in all material respects with all applicable Laws.  In the past three (3) years, neither the Sellers nor the Company have received any notice of any alleged violation of any Laws by the Company.

(bb)                          Breaches of Contracts; Required Consents.  Neither the execution nor delivery of this Agreement or the Ancillary Agreements by the Company or any Seller nor compliance by the Company or any Seller with the terms and provisions hereof or thereof, will conflict with or result in a breach of:

(i)                                     Any of the terms, conditions, or provisions of the charter, bylaws, or other governing instruments of the Company;

(ii)                                  Any judgment, order, decree, or ruling to which the Company is a party or by which it is bound;

(iii)                               Any Law, rule, regulation or injunction of any court or Governmental Authority to which the Company is subject;

(iv)                              Any mortgage, agreement, contract, lease, or commitment binding upon the Company, except where such instrument is subject to a Required Consent which is not obtained;

(v)                                 Require the consent, authorization, approval, waiver, exemption, filing or registration to be obtained from or made by any Governmental Authority or other third party other than the Required Consents; or

(vi)                              Cause acceleration of any other obligations of the Company; except for any obligations of the Company that are to be paid in full by the Company prior to or in conjunction with the Closing of this transaction.

(cc)                            Brokers.  Neither the Sellers nor the Company has engaged any broker or finder in connection with the Contemplated Transactions, other than Raymond James & Associates, Inc. whose fees and expenses shall be paid in full by the Sellers on or prior to the Closing Date.

(dd)                          Copies of Material Agreements.  The Company has provided the Purchaser with access to true, correct and complete copies of all Material Agreements and all documents specifically referred to in this Agreement or in any exhibit or schedule hereto.

(ee)                            Completeness of Disclosure.  No representation in this Section 7.1 contains any untrue statement of a fact or omits to state any fact, the inclusion or omission of which would be material and misleading.

(ff)                              Sensitive Payments.  None of the Company or any person acting on behalf of the Company has made, directly or indirectly, any bribe, kickback, political contribution or other payment, regardless of form, whether in money, property, or services, to any Person (including any Governmental Authority or non-governmental department, commission, board, bureau, agency or instrumentality), in each case in violation of any Law or policy applicable to the payor or payee (i) to obtain favorable treatment in securing business or to otherwise obtain special concessions or (ii) to pay for favorable treatment for business secured or special concessions obtained in the past.

(gg)                            Related Party Transactions.  Except as set forth on Section 7.1(ii) of the Disclosure Schedule, during the preceding three (3) years there have been no material transactions, contracts, loans, understandings or agreements of any kind between the Company and any Person who is an officer, director, stockholder or Affiliate of the Company or an Affiliate of thereof.

(hh)                          No Additional Representations.  Except for the representations and warranties made by the Company in this Section 7.1, the Company makes no express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

Section 7.2                                    Representations and Warranties of the Sellers.  Each Seller makes the following representations and warranties to the Purchaser with the intention that the Purchaser may rely upon the same and acknowledges that the same shall be true on the date hereof and as of the Closing (as if made at the Closing).

(a)                                 Power and Authority.  Such Seller, if such Seller is not a natural person, is duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation, as applicable, and has all requisite corporate, limited liability company or trust power and possesses all necessary government licenses, to own and lease its properties and assets and to conduct the business in which it is presently engaged.  Such Seller has the requisite power, authority and capacity to enter into, deliver and perform his, her or its obligations pursuant to each of this Agreement, the Ancillary Agreements and all collateral documents and all such documents constitute the legal, valid, and binding obligation of such Seller in accordance with the terms hereof and thereof.  Such Seller has all requisite power and authority, including any approval, to execute, perform, carry out the provisions of this Agreement, the Ancillary Agreements and all collateral documents and consummate the Contemplated Transactions.

(b)                                 Breaches of Contracts; Required Consents.  Neither the execution nor the delivery of this Agreement and the Ancillary Agreements by such Seller, nor compliance by such Seller with the terms and provisions thereof, will:

(i)                                     Conflict with or result in a breach of:

(A)                               Any of the terms, conditions, or provisions of any governing instruments of such Seller;

(B)                               Any judgment, order decree, or ruling to which such Seller is a party or by which it is bound;

(C)                               Any Law, rule, regulation or injunction of any court or Governmental Authority to which such Seller is subject; or

(D)                               Any mortgage, agreement, contract, lease, or commitment which is material to the financial condition of such Seller except for certain financing agreements, notes and loan agreements (and other ancillary agreements related to the foregoing) executed by such Seller.

(ii)                                  Require the affirmative consent or approval of any third party.

(c)                                  Capital Stock.  Such Seller holds of record, owns beneficially and has good and marketable title to, all of the shares of capital stock of the Company set forth next to such Seller’s name on Section 7.2(c) of the Disclosure Schedule, free and clear of any and all Liens, and has full power, right and authority, and any approval required by Law, to sell, assign, transfer and deliver to the Purchaser such shares of capital stock of the Company.  Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company that will survive the Closing.  Other than the shares of the Company’s capital stock set forth next to such Seller’s name on Section 7.2(c) of the Disclosure Schedule, such Seller does not have any other equity interests or rights to acquire equity interests in the Company.  Upon the consummation of the Contemplated Transactions, the Purchaser will acquire good and valid title to the Shares owned by such Seller, free and clear of all Liens.

(d)                                 Brokers.  Such Seller has not engaged the services of any broker or finder in connection with the transaction described in this Agreement, other than Raymond James & Associates, Inc. whose fees and expenses shall be paid in full by the Sellers on or prior to the Closing Date.

(e)                                  Litigation.  There is no claim, litigation, proceeding or governmental investigation pending against such Seller that could reasonably be expected to prevent the consummation of the Contemplated Transactions.

(f)                                   Completeness of Disclosure.  No representation in this Section 7.2 contains any untrue statement of a fact or omits to state any fact, the inclusion or omission of which would be material and misleading.

(g)                                  No Additional Representations.  Except for the representations and warranties made by such Seller in this Section 7.2, such Seller makes no express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and such Seller hereby disclaims any such other representations or warranties.

Section 7.3                                    Representations and Warranties of the Purchaser.  The Purchaser makes the following representations and warranties to the Sellers with the intention that the Sellers may rely upon the same and acknowledges that the same shall be true on the date hereof and as of the Closing (as if made at the Closing).

(a)                                 Organization.  The Purchaser is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Delaware.  The Purchaser has all necessary power and authority including full corporate power to execute, deliver and perform this Agreement, any Ancillary Agreement and/or any related agreements to which it is a party, to perform its obligations hereunder, to make the representations, warranties and covenants contained herein and to cause the transactions contemplated by this Agreement to be consummated, and no prior order, approval or decree of any court or Governmental Authority, whether federal, state or local, is required with respect thereto.  Without limiting the generality of the foregoing, the execution, acknowledgement, and delivery of this Agreement (and any Ancillary Agreement and other related agreement) by the Purchaser and the performance by the Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or stockholder action, including approval of the board of directors or stockholders.

(b)                                 Corporate Authority.  This Agreement, the Ancillary Agreements and all collateral documents constitute the legal, valid, and binding obligation of the Purchaser in accordance with the terms thereof.  The Purchaser has all requisite corporate power and authority, including the approval of its board of directors, to execute, perform, carry out the provisions of, and consummate the Contemplated Transactions.

(c)                                  Breaches of Contracts; Required Consents.  Neither the execution nor the delivery of this Agreement and the Ancillary Agreements by the Purchaser, nor compliance by the Purchaser with the terms and provisions thereof, will:

(i)                                     Conflict with or result in a breach of:

(A)                               Any of the terms, conditions, or provisions of the certificate of incorporation, bylaws, or other governing instruments of the Purchaser;

(B)                               Any judgment, order, decree, or ruling to which the Purchaser is a party or by which it is bound;

(C)                               Any Law, rule, regulation or injunction of any court or governmental authority to which the Purchaser is subject; or

(D)                               Any mortgage, agreement, contract, lease, or commitment which is material to the financial condition of the Purchaser except for certain financing agreements, notes and loan agreements (and other ancillary agreements related to the foregoing) executed by the Purchaser; or

(E)                                Require the affirmative consent or approval of any third party except for certain financing agreements, notes and loan agreements (and other ancillary agreements related to the foregoing) executed by the Purchaser.

(d)                                 Brokers.  Neither the Purchaser nor any of its representatives has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee, agent’s commission, or other similar payment in connection with this Agreement or the transactions contemplated by this Agreement.

(e)                                  Acquisition of Shares for Investment.  Purchaser is not acquiring the Shares with any present intention of distributing or selling such shares in violation of federal, state or other securities laws. The Purchaser agrees that it will not sell or otherwise dispose of the Shares in violation of any federal, state or other securities laws.

(f)                                   No Additional Representations.  Except for the representations and warranties made by the Purchaser in this Section 7.3, the Purchaser makes no express or implied representation or warranty with respect to the Purchaser or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Purchaser hereby disclaims any such other representations or warranties.

ARTICLE 8

COVENANTS

Section 8.1                                    Non-Competition.  Each Seller hereby covenants that for the longer of five (5) years from the Closing and two (2) years following the termination of such Seller’s employment or engagement with the Company or the Purchaser, such Seller will not, either alone, or jointly with, or as a partner, principal or agent for any Person, firm, partnership, business, or corporation, either directly or indirectly: (a) engage in the EFT Business other than in the course of employment with the Purchaser or the Company; or (b) engage in any occupation, business or interests similar to, competitive with, or of the same nature as the EFT Business or the business of the Purchaser or its Subsidiaries as conducted by the Purchaser or its Affiliates.

Section 8.2                                    Non-Solicitation.

(a)                                 Each Seller hereby covenants that for the longer of five (5) years from the Closing and two (2) years following the termination of such Seller’s employment or engagement with the Company or the Purchaser, such Seller will not, on behalf of anyone other than the Purchaser and its Affiliates, directly or indirectly: (i) solicit, cause, induce, or encourage, or attempt to solicit, cause or induce or encourage, any employee of the Purchaser or any of its Affiliates to leave his or her employment; (ii) hire or otherwise engage the services of any employee of the Purchaser or any of its Affiliates; or (iii) assist, cause, induce or encourage, or attempt to assist, cause, induce or encourage, any third party to take any of the actions described in subsections (i) or (ii) above.

(b)                                 Further, such Seller hereby covenants that for the longer of five (5) years from the Closing and two (2) years following the termination of such Seller’s employment or engagement with the Company or the Purchaser, such Seller will not, on behalf of anyone other than the Purchaser or any of its Affiliates, and with respect to services that are the same or similar to those offered by the Purchaser or any of its Affiliates, directly or indirectly, contact, solicit, engage in any communication with, provide services for, or accept business from, any of the Purchaser’s or any of its Affiliate’s customers with whom such Seller had contact or for whom such Seller had direct or supervisory responsibility at any time.

Section 8.3                                    Non-disclosure. No Seller shall divulge, communicate, use to the detriment of the Purchaser, the Company or the EFT Business, or for the benefit of such Seller or any other Person, or otherwise misuse, any confidential information, data, or trade secrets which are proprietary or confidential to the Purchaser or the Company (as distinguished from material which is or may come into the public domain through no fault of such Seller) including any material which is part of, contained in, or related to the assets, manufacturing processes, techniques, technical data or cost or pricing information related to the EFT Business.  Additionally, Purchaser acknowledges that the Confidentiality Agreement, dated May 19, 2014 (the “Confidentiality Agreement”), between the Company and Parent shall remain in full force and effect if this Agreement is terminated for any reason prior to the Closing.

Section 8.4                                    No Use of Name.  Each Seller covenants that from and after Closing, other than in the course of employment with the Purchaser or the Company, such Seller will not use the marks “EFT Source, Inc.”, “Card at Once”, or any derivations thereof, either as a corporate name or in any trade or business nor shall they use any name containing the words “EFT Source” or “EFT” or any other name confusingly similar to such name or words or any name formerly used by the Company.

Section 8.5                                    Injunctive Relief.  The Parties agree that it would be impossible to measure in money the damages which will accrue to the Purchaser, the Company or the EFT Business by reason of any Seller’s failure to comply fully with the covenants contained in this Article 8.  The Sellers acknowledge and agree that the remedy at Law for any such breach would be inadequate, and that, in addition to damages, the Purchaser and the Company shall be entitled to seek injunctive relief from any court having jurisdiction over any Seller and the subject matter hereof, seeking specific performance of the provisions of this Article 8.  In any action to enforce the provisions of this Article 8, each Seller shall waive the right to claim that the Purchaser or the Company has an adequate remedy at Law. Each Seller specifically admits receipt and adequacy of consideration for the covenants contained in this Article 8 and the reasonableness of the restrictions contained herein.

Section 8.6                                    Sellers’ Release.  As of the Effective Time, each Seller hereby forever fully and irrevocably releases and discharges the Purchaser, the Company and their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members (direct and indirect), managers, directors, officers, employees, agents, and representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to the Company, the EFT Business or such Seller’s respective ownership of equity in the Company, which such Seller can, shall or may have against the Released Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereinafter accrue based on matters now known as well as unknown (collectively, the “Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any Released Party based upon any Released Claim.  Notwithstanding the preceding sentence of this Section 8.6, “Released Claims” does not include, and the provisions of this Section 8.6 shall not release or otherwise diminish, (a) the obligations of the Purchaser expressly set forth in any provisions of this Agreement, the obligations of the Purchaser and Parent expressly set forth in any provisions of the Seller Note, and the obligations of Parent expressly set forth in any provisions of the Ancillary Agreements, (b) the obligations of the Company to indemnify, defend and hold harmless its directors, managers, officers and employees under the Company’s certificate of incorporation or bylaws and applicable Law or (c) the obligations of any insurer under any insurance policy.

Section 8.7                                    Transfer of Seller Insurance Policies.  The Sellers acknowledge and agree that at or immediately prior to the Closing, the Sellers shall cause the Company to transfer to the respective Management Sellers the life insurance policies, long-term disability policy and the long term health care insurance policy identified on Section 7.1(t) of the Disclosure Schedule issued by The Northwestern Mutual Life Insurance Company with respect to certain Management Sellers (the “Seller Policies”).  Each Management Seller acknowledges and agrees that such Management Seller shall assume, with no remaining Liability to or of the Company, the applicable Seller Policy under which such Management Seller is named and the Company shall have no further obligation or duty to pay any amounts, including any premiums or other costs, with respect to any Seller Policy, and the Sellers shall indemnify the Company with respect to any amounts it incurs with respect to any such Seller Policies.

ARTICLE 9

INDEMNIFICATION

Section 9.1                                    Indemnification by the Sellers.

(a)                                 Sellers shall jointly and severally indemnify, defend and hold the Purchaser, the Company and their Affiliates, and each of their respective officers, directors, stockholders, employees and agents (collectively, the “Purchaser Indemnitees”) harmless at all times from and after the Closing Date against and in respect of all Adverse Consequences which any Purchaser Indemnitee may suffer or incur in connection with any of the following matters:

(i)                                     Breaches.

(A)                               The breach or inaccuracy of any representation or warranty made by the Company in this Agreement or in any certificate, instrument or document delivered at the Closing by the Company pursuant hereto; provided, however, if any such representation or warranty is qualified by materiality, material adverse effect, the word “material” or by words of similar impact, such qualifications will be disregarded and deemed not included in such representation or warranty for purposes of determining any such breach or inaccuracy or any Adverse Consequences arising therefrom; provided, however, that the foregoing proviso shall not apply to those representations and warranties listed in Section 9.5(d);

(B)                               The breach by the Company or Sellers’ Representative of any agreement or covenant contained in this Agreement or in any certificate, instrument or document delivered at the Closing by the Company or Sellers’ Representative pursuant hereto;

(ii)                                  Pre-Closing Obligations.  Any claim, demand, action, or proceeding asserted by any Person against the Purchaser or the Company relating to any obligation or Liability, other than the Liabilities reflected on the Closing Balance Sheet, arising prior to Closing; provided, however, such matter is unrelated to any matter for which any Seller or a Seller Indemnitee is entitled to indemnification from the Purchaser;

(iii)                               Painter EEOC Matter.  Any claim, demand, action or proceeding asserted by Georgia L. Painter or any matter related to the Painter EEOC Matter;

(iv)                              Other Matters.  Any matter (whether or not a breach of any agreement, representation, warranty or covenant contained in this Agreement) relating to any Indemnified Tax;

(v)                                 Indebtedness and Transaction Expenses.  Any Indebtedness or Transaction Expenses of the Company not paid at or prior to the Closing;

(vi)                              R2B Distribution.  Any claim, demand, action or proceeding asserted by any Person against the Purchaser or the Company relating to the R2B Distribution, R2B, any liabilities owed to R2B or any liabilities of R2B and or any guarantee by the Company with respect thereto;

(vii)                           Primadata Distribution.  Any claim, demand, action or proceeding asserted by any Person against the Purchaser or the Company relating to the Primadata Distribution, the Primadata Entity, any intercompany liabilities owed to the Primadata Entity or any liabilities of the Primadata Entity, any assets transferred to the Primadata Entity and or any guarantee by the Company with respect thereto; and

(viii)                        Noncompliance and Contingent Liabilities.  Any matter set forth on Schedule 9.1(a)(viii).

(b)                                 Each Seller shall indemnify, defend and hold the Purchaser Indemnitees harmless at all times from and after the Closing Date against and in respect of all Adverse Consequences which any Purchaser Indemnitee may suffer or incur in connection with any of the following matters: (i) the breach or inaccuracy of any representation or warranty made by such Seller in Section 7.2 of this Agreement or in any certificate, instrument or document delivered at the Closing by such Seller pursuant hereto; (ii) the breach by such Seller of any agreement or covenant contained in this Agreement or in any certificate, instrument or document delivered at the Closing by such Seller pursuant hereto; and (iii) any claim, demand, action or proceeding asserted by any Person against the Purchaser or the Company relating to the transfer of Shares by such Seller or the actual or alleged failure of such Seller to comply with any statutory provision designed to protect the interests of the creditors of such Seller.

Section 9.2                                    Indemnification by the Purchaser.  The Purchaser shall indemnify, defend, and hold each Seller and his or her Affiliates, and their respective officers, directors, stockholders, employees and agents (collectively, the “Seller Indemnitees”) harmless at all times from and after the date of this Agreement against and in respect of all Adverse Consequences which Seller Indemnitees may suffer or incur in connection with any of the following matters:

(a)                                 Breaches of Representations and Warranties.  The breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any certificate, instrument or document delivered at the Closing by the Purchaser pursuant hereto; provided, however, if any such representation or warranty is qualified by materiality, material adverse effect, the word “material” or by words of similar impact, such qualifications will be disregarded and deemed not included in such representation or warranty for purposes of determining any such breach or inaccuracy or any Adverse Consequences arising therefrom; and

(b)                                 Breaches of Agreements and Covenants.  The breach by the Purchaser of any agreement or covenant contained in this Agreement or in any certificate, instrument or document delivered at the Closing by the Purchaser pursuant hereto.

Section 9.3                                    Notice of Claims.  If any claim is made by a Party (the “Potential Indemnitee”) which, if sustained, would give rise to receiving indemnification for any Adverse Consequences from another Party (the “Potential Indemnitor”) pursuant to Section 9.1 or Section 9.2, the Potential Indemnitee shall promptly cause notice of the claim to be delivered to the Potential Indemnitor.  Any notice of a claim shall state specifically the provision with respect to which the claim is made, the facts giving rise to the alleged basis for the claim and the amount of Adverse Consequences asserted against the Potential Indemnitor by reason of the claim, if known or reasonably ascertainable.

Section 9.4                                    Notice and Defense of Third Party Claims.  If any claim is asserted by a third party against a Potential Indemnitee which, if sustained, would give rise to the Potential Indemnitee receiving indemnification for any Adverse Consequences from a Potential Indemnitor pursuant to Section 9.1 or Section 9.2, the Potential Indemnitor shall have fifteen (15) Business Days after receipt of notice of a claim by a third party against a Potential Indemnitee to acknowledge in writing its intent to undertake, conduct, and control, through counsel of the Potential Indemnitor’s own choosing (subject to the consent of the Potential Indemnitee, which consent shall not be unreasonably withheld or delayed) and, at the Potential Indemnitor’s sole expense, the settlement or defense of it, which acknowledgment shall include a written agreement that such claim is covered under Section 9.1 or 9.2, as applicable, and the Potential Indemnitor shall be liable for any Adverse Consequences arising therefrom. If such notice and opportunity to defend as set forth herein are not given, no Liability shall be imposed by reason of such claim. If the Potential Indemnitor does not notify the Potential Indemnitee within ten (10) Business Days after receipt of the Potential Indemnitee’s notice of a claim of indemnity under this Section 9.4 that the Potential Indemnitor elects to undertake the defense of such claim, the Potential Indemnitee shall have the right to contest, settle or compromise the claim in the exercise of the Potential Indemnitee’s exclusive discretion at the expense of the Potential Indemnitor.  The Potential Indemnitee shall cooperate with the Potential Indemnitor in connection with such undertaking of defense as provided in this Section 9.4.  The Potential Indemnitor’s right to undertake and control the defense and settlement of any claim is conditioned upon the satisfaction of each of the following conditions at all times while such claim is pending:

(a)                                 No Liens.  The Potential Indemnitor shall not by this provision permit to exist any Lien upon any asset of any Potential Indemnitee nor shall Sellers’ Representative or any Seller, as Potential Indemnitor(s), settle or pursue any matter reasonably likely to materially impact the EFT Business without the prior written consent of the Purchaser;

(b)                                 No Claims for Equitable Relief.  The third party is seeking only monetary relief and does not seek an injunction or other equitable relief;

(c)                                  Potential Indemnitee Participation Permitted.  The Potential Indemnitor shall permit the Potential Indemnitee to participate in such settlement or defense through counsel chosen by the Potential Indemnitee, provided that the fees and expenses of such counsel shall be borne by the Potential Indemnitee;

(d)                                 Defense Undertaken in Good Faith.  The Potential Indemnitor is reasonably contesting such claim in good faith;

(e)                                  Claims in Excess of Cap.  The amount reasonably claimed, taken in the aggregate with all other claims made to date, does not exceed the Cap;

(f)                                   Claims Not Involving Customers or Material Vendors.  The third party making the claim is not VISA, MasterCard, Discover Card or a material customer or material vendor of a Purchaser Indemnitee or the Company; and

(g)                                  No Conflict of Interest.  The Potential Indemnitee shall not have made a good faith reasonable conclusion that the Potential Indemnitee and the Potential Indemnitor have conflicting interests or different defenses available with respect to such suit, claim or proceeding, and in such instance the reasonable fees and expenses of separate counsel to the Potential Indemnitee shall be considered “Adverse Consequences” for purposes of this Agreement.

Section 9.5                                    Limitations.

(a)                                 Survival of Representations and Warranties/Bringing of Claims.  The representations and warranties of the Company and the Sellers contained in Sections 7.1 and 7.2 and the representations and warranties of the Purchaser contained in Section 7.3 shall survive for the following time frames:

(i)                                     The following representations and warranties contained in Sections 7.1 and 7.2 shall survive the Closing and continue in full force and effect forever thereafter: Sections 7.1(a) (Organization), (b) (Qualification), (c) (Stock Ownership), (d) (Corporate Authority), (j) (Fixed Assets) (first sentence only), and (cc) (Brokers) and Sections 7.2(a) (Power and Authority), (c) (Capital Stock) and (d) (Brokers). The following representations and warranties contained in Section 7.3 shall survive the Closing and continue in full force and effect forever thereafter: Sections 7.3(a) (Organization), (b) (Corporate Authority) and (d) (Brokers) (the representations and warranties listed in this Section 9.5(a)(i), collectively, “Fundamental Representations”);

(ii)                                  The representations and warranties of the Company contained in Section 7.1(g) and the representations and warranties of the Company contained in Section 7.1(t) relating to Taxes (collectively, the “Tax Representations”), the representations and warranties of the Company contained in Section 7.1(x) (Environmental Matters) shall survive the Closing and continue in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations (after giving effect to any waiver, extensions, or tolling or mitigation thereof); and

(iii)                               All of the representations and warranties in Section 7.1, 7.2 or 7.3 not specified in Section 9.5(a)(i) and (a)(ii) (“Other Representations”) shall survive the Closing and continue in full force and effect until the eighteen (18) month anniversary of the Closing Date.

Any claim for a breach of such representations and warranties must be raised, if at all, within the period specified for the underlying representation and warranty as set forth in this Section 9.5(a).  The expiration of any survival period shall in no event terminate any claim for indemnification hereunder for which the Purchaser has notified the Sellers or Sellers’ Representative prior to the expiration of the applicable survival period.

(b)                                 Materiality Threshold.  No indemnification shall be payable (i) by the Sellers pursuant to Section 9.1(a)(iii) or for a breach of a representation or warranty pursuant to Section 9.1(a)(i)(A) or Section 9.1(b) or (ii) by the Purchaser pursuant to Section 9.2(a) unless (A) in the case of any individual item comprising a claim, the dollar amount of such claim exceeds Twenty-Five Thousand Dollars ($25,000) (the “Per Claim Threshold”), and (B) the cumulative amount of Adverse Consequences arising under clause (i) or (ii) above, in each case, equals or exceeds Two Hundred Fifty Thousand ($250,000) (the “Materiality Threshold”).  In the event that Adverse Consequences due to an Indemnified Party exceed the Materiality Threshold, then the Potential Indemnitor shall pay all amounts in excess of the Materiality Threshold.

(c)                                  Cap.  The aggregate indemnification payable pursuant to Section 9.1(a)(iii) and for a breach of a representation or warranty pursuant to Section 9.1(a)(i)(A) or Section 9.1(b) or payable pursuant to Section 9.2(a), in each case, shall not exceed Five Million Dollars ($5,000,000.00) (the “Cap”).

(d)                                 Exceptions to Threshold and Cap.  Notwithstanding anything to the contrary in this Agreement, (i) a Potential Indemnitee’s rights to indemnification based upon any of the following shall not be subject to the Per Claim Threshold, the Materiality Threshold or the Cap

nor any other monetary limitation:  (A) the Fundamental Representations, (B) the Tax Representations, (C) any indemnification obligations under Sections 9.1(a)(i)(B), 9.1(a)(iv) through (viii) or 9.2(b) or (D) fraud or intentional misrepresentation; and (ii)  a Potential Indemnitee’s rights to indemnification based upon any of the following shall not be subject to the Cap nor any other monetary limitation: the representations and warranties under Section 7.1(ff) (Sensitive Payments).

(e)                                  No Contribution; Release.  The Sellers waive any right to (i) seek contribution or other payment from the Company with respect to Adverse Consequences for which they are required to indemnify the Purchaser Indemnitees pursuant to this Article 9 or (ii) bring a claim against the current or former directors, managers or officers of the Company as a result of Adverse Consequences for which they are required to indemnify the Purchaser Indemnitees pursuant to this Article 9.

(f)                                   Fraud or Intentional Misrepresentation.  None of the limitations on a party’s respective indemnification obligations set forth herein shall apply in the event of any fraud or intentional misrepresentation by such party.

Section 9.6                                    Insurance Proceeds.  Payments by an indemnifying party pursuant to this Article 9 in respect of any Adverse Consequences shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds, net of any expenses incurred in collecting the proceeds and net of any deductibles or retentions or any premium increases (retrospective or otherwise), actually received by the indemnified party (or the Company) in respect of any such claim.

Section 9.7                                    Tax Benefits.  Payments by an indemnifying party pursuant to this Article 9 in respect of any Adverse Consequences shall be reduced by an amount equal to any Tax benefit realized as a result of such Adverse Consequence by the indemnified party, calculated on the basis of the actual reduction in cash payments for Taxes (net of any Taxes and reasonable expenses that the indemnified party incurs (or has or will incur) with respect to claiming such Tax benefit) in the Tax year in which the Adverse Consequences were incurred (or in the succeeding Tax year).

Section 9.8                                    Duty to Mitigate.  Each indemnified party under this Article 9 shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Adverse Consequences upon becoming aware of any Adverse Consequence or any event or circumstance that would be reasonably expected to give rise to an Adverse Consequence.

Section 9.9                                    Payment of Indemnification.  Any undisputed amount payable by the Sellers pursuant to this Article 9 (with any disputed amount to be resolved pursuant to the terms of Article 10) shall be payable first by setoff against the Seller Note and, to the extent the Seller Note is no longer available or is insufficient to satisfy the indemnification obligation, second by direct recourse to the Sellers (including the exercise of set-off rights), subject to the express limitations set forth in this Article 9.  Any amount due under this Article 9 from any Party to another Party shall be paid within thirty (30) days following the determination thereof.  Any amount due under this Article 9 from any Party to a Purchaser Indemnitee may, at the discretion of the Purchaser, be offset by the Purchaser against any amounts remaining to be paid pursuant to this Agreement (including the Bonus Payments, if any), the Ancillary Agreements and any collateral documents.

Section 9.10                             Indemnification Exclusive Remedy.  After the Closing, indemnification pursuant to the provisions of this Article 9 shall be the exclusive remedy for money damages of the parties for any misrepresentation, inaccuracy or breach of any representation or warranty contained herein.  Notwithstanding the foregoing, this Section 9.10 shall not operate to interfere with or impede an action based on fraud or the Parties’ rights to specific enforcement of this Agreement or to obtain other equitable or injunctive relief.

ARTICLE 10

ARBITRATION

Section 10.1                             Scope; Location.  The Parties agree that all questions or matters in dispute with respect to this Agreement, including the determination of the Purchase Price (other than with respect to any adjustment with respect to Net Working Capital, which shall be determined in accordance with Section 2.2), or the Ancillary Agreements, or any claim for indemnification that is in dispute, shall be submitted to arbitration pursuant to the terms hereof.  Hearings and other proceedings of the arbitrators shall be conducted at Chicago, Illinois.

Section 10.2                             Conditions Precedent.  Prior to referring any matter to arbitration pursuant to the provisions hereof, any Party intending to refer any matter to arbitration shall: (a) have given not less than ten (10) days prior written notice of its intention to do so to the other Party together with the particulars of the matter in dispute; and (b) submitted the matter in dispute to unsupervised mediation in the location provided for the arbitration pursuant to Section 10.1 for a period of not less than twenty (20) days following the notice period described in Section 10.2(a).  The Party intending to refer the matter to arbitration shall notify the other Party(ies) in writing of not less than four (4) dates on which it would provide senior management officials of such Party (or with respect to the Sellers, Sellers’ Representative) with full settlement authority for purposes of conducting mediation and the Parties shall use their best efforts to agree upon one or more dates for conducting the mediation.  On the expiration of such thirty (30) days or upon the earlier refusal of the other Party(ies) to attend mediation or the unsatisfactory conclusion of such mediation, the Party who gave such notice may proceed to refer the dispute to arbitration as provided in Section 10.3.

Section 10.3                             Appointment; Arbitration.

(a)                                 The Parties shall submit any dispute arising out of this Agreement, including the interpretation of or the enforcement of rights and duties under this Agreement, to final and binding arbitration pursuant to the Commercial Arbitration Rules of American Arbitration Association, in Chicago, Illinois.  At the request of any party to such dispute, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. If the amount in controversy is in good faith determined to be One Million Dollars ($1,000,000) or less, the arbitration shall be conducted by one neutral arbitrator, and if the amount in controversy is in good faith determined to be in excess of One Million Dollars

($1,000,000), at the election of any Party, the arbitration shall be conducted by three (3) neutral arbitrators, all appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator(s) shall be retired judges or attorneys in practice for at least ten years, and experienced in the matter(s) being arbitrated. In any such arbitration, the parties shall have reasonable rights of discovery.

(b)                                 TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION WITH ANY SUCH AGREEMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.3(B) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 10.4                             Hearings.  Each Party shall be entitled to reasonable notice of the time and place of hearings to be held by the arbitrators (but only such hearings held for the purpose of hearing the Parties and witnesses), to be present at such hearings, and to be represented by counsel at such hearings; provided, however, if having been afforded such notice, a Party shall fail, neglect, or refuse to appear at such hearings, the arbitrators may act in the absence of such Party.

Section 10.5                             Binding Awards.  The arbitrators shall set forth in writing their findings of fact and conclusions of Law and shall render their award based thereon.  The Parties agree that, as applicable, the award of a sole arbitrator, or a majority of the arbitrators shall become final and binding upon each of them on the thirtieth (30th) day following delivery to the Parties, and that, thereafter judgment upon the award may be entered in any court having jurisdiction thereof.

Section 10.6                             Injunctive Relief; Jurisdiction and Consent to Service.

(a)                                 Notwithstanding the foregoing, the Purchaser shall have the right to seek injunctive relief from a court of competent jurisdiction with respect to matters of specific performance under Article 8 and the non-competition agreements described herein. All other matters in dispute under this Agreement or the Ancillary Agreements shall be governed by the arbitration provisions of this Article 10.

(b)                                 For the limited purposes set forth in Sections 10.5 and 10.6(a), each of the Sellers, the Company and the Purchaser (i) agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of Chicago in the State of Illinois; (ii) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (iii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iv) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

ARTICLE 11

GENERAL

Section 11.1                             Entire Agreement.  This Agreement, together with the schedules and exhibits heretofore or contemporaneously delivered pursuant to this Agreement or executed and delivered at Closing interpreted in conjunction with the other agreements executed contemporaneously herewith, sets forth the entire agreement and understanding among the Parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements, and understandings of every and any nature among them. This Agreement shall be effective only when signed by all of the Parties on the signature pages (or counterpart signature pages hereto). No Party shall be bound by any condition, definition, warranty, or representations, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof set forth in writing and signed by the Party to be bound thereby. This Agreement may not be amended, supplemented, changed, or modified, except by agreement in writing signed by the Purchaser, the Company and Sellers’ Representative.

Section 11.2                             Applicable Law.  The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the internal Law of the state of Delaware applicable to contracts executed in and performed entirely within such state, without reference to any choice of Law statutes or principles thereof.

Section 11.3                             Schedules and Exhibits.  Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement as if fully set forth herein.

Section 11.4                             Execution in Counterparts.  For the convenience of the Parties hereto, this Agreement may be executed in one or more counterparts (including facsimile or electronically transmitted counterparts which shall have the same effect as originals), and by different Parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. This Agreement shall be effective and binding upon all Parties hereto only when all Parties have executed a counterpart of this Agreement.

Section 11.5                             Headings.  The headings in the sections of this Agreement and the schedules and exhibits hereto are inserted for convenience only and shall not constitute a part hereof.

Section 11.6                             Pronouns.  All pronouns used in this Agreement shall be deemed to include the masculine, feminine, and neuter.

Section 11.7                             Plurals.  Plural terms shall be deemed to include the singular and the singular the plural whenever necessary or appropriate to effect the intent of this Agreement including in conjunction with defined terms as set forth herein.

Section 11.8                             Binding Effect and Benefit.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, legal representatives, successors, and permitted assigns.

Section 11.9                             Successors and Assigns.  No Party hereto shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Parties. Notwithstanding the foregoing, (i)  the Purchaser may assign its rights and obligations (or any portion thereof) hereunder to an Affiliate, whether presently existing or formed subsequent to the date hereof; provided, however, that the Purchaser shall guarantee the performance hereof by its assignee subject to the terms and conditions hereof; and (ii) the Purchaser may assign its rights and obligations (or any portion thereof) hereunder to one or more lenders or any agent or other representative thereof as a collateral assignment in connection with the Closing.

Section 11.10                      No Third Party Rights.  This Agreement is not intended, and shall not be construed, to create any rights in any Person other than the Parties to this Agreement and no other Person shall have any rights as a third party beneficiary hereunder.

Section 11.11                      Notices.

(a)                                 Recipients.  All notices, consents, waivers, and other communications (“Notices”) which are required to be given or may be given pursuant to the terms of this Agreement shall be in writing signed by the Party or an officer of the Party giving notice or by counsel for such Party and shall be sufficient in all respects if delivered in person, or mailed by registered or certified mail, postage prepaid, or sent by commercial expedited delivery service, as follows:

If to Sellers, Sellers’ Representative, or the Company (prior to Closing):	William S. Dinker EFT Source, Inc. 556 Metroplex Drive Nashville, TN 37211 Telephone: (615) 834-0123 Facsimile:

With a copy to (which shall not alone constitute notice):	Sherrard & Roe, PLC Attention: Tom Sherrard 150 3rd Avenue South, Suite 1100 Nashville, TN 37201
	Telephone:	(615) 742-4523
	Facsimile:	(615) 742-4539

If to the Purchaser:	CPI Acquisition, Inc.
c/o Tricor Pacific Capital, Inc.
	Attention:	CPI Investment Team
1 Westminster Place, Suite 100
Lake Forest, Illinois 60045
	Telephone:	(847) 295-4410
	Facsimile:	(847) 295-4243

With a copy to (which shall not alone constitute notice):	Winston & Strawn LLP
	Attention:	Andrew McDonough
35 West Wacker Drive
Chicago, Illinois 60601
	Telephone:	(312) 558-6079
	Facsimile:	(312) 558-5700

or such replacement address as any Party hereto shall have designated by Notice to the other Parties as provided herein.

(b)                                 Effective Time.  Any Notice shall be effective when the Party giving the Notice has complied with Section 11.11(a) and when received by all Persons specified to receive such notice.  A Notice is deemed to have been received as follows:

(i)                                     upon receipt as indicated on the signed receipt, if given by hand or sent by registered or certified mail or commercial expedited delivery service; or

(ii)                                  if the Party to whom Notice is sent refuses delivery or if the Notice cannot be delivered due to a change in address for which no Notice was provided, then upon rejection, refusal or inability to deliver.

Notwithstanding the foregoing provisions, if any Notice is received after 5 p.m. on any Business Day or on any day other than a Business Day where received, the Notice shall be deemed to have been delivered at 9 a.m. on the next following Business Day.

Section 11.12                      Definitions.  Unless otherwise specified herein or therein, the following terms (or any singular, plural, derivative or alternative form thereof) as used in this Agreement, the Ancillary Agreements, or the instruments, certificates, or other documents required under this Agreement, shall have the meanings assigned in this Section 11.12:

(a)                                 Adverse Consequences.  Adverse Consequences means any cost, loss, Liability, obligation, amounts paid in settlement, claim, cause of action, damage, deficiency, expense, Taxes, fine, penalty, judgment, award or assessment, including court costs and reasonable attorneys’ fees and expenses; provided that “Adverse Consequences” does not include special, incidental, consequential, punitive or indirect damages, except to the extent sought against and awarded to a Potential Indemnitee by a third party.

(b)                                 Affiliate.  Affiliate means (i) with respect to an individual, (A) the members of the immediate family (including parents, siblings and children) of the individual, (B) the individual’s spouse, and (C) any Business Entity that directly or indirectly, through one or more intermediaries is controlled by, or is under common control with, any of the foregoing individuals, or (ii) with respect to any Person other than an individual, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person.  The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise..

(c)                                  Business Day.  Business Day means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are closed.

(d)                                 Company IT Assets.  Company IT Assets means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the EFT Business.

(e)                                  Contemplated Transactions.  Contemplated Transactions means all of the transactions contemplated by this Agreement and the Ancillary Agreements, including: (i) the execution, delivery, and performance of the agreements and other instruments to be delivered pursuant to the terms of this Agreement and the Ancillary Agreements; (ii) the performance by the Parties of their respective covenants and obligations under this Agreement and the Ancillary Agreements; and (iii) the purchase and sale of the Shares.

(f)                                   GAAP.  GAAP means United States generally accepted accounting principles, consistently applied.

(g)                                  Governmental Authority.  Governmental Authority means any federal, state, municipal, provincial, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, bureau, department or agency or any court, tribunal, administrative hearing body, arbitrator, arbitration panel, commission, or other similar dispute-resolving panel or body.

(h)                                 Indebtedness.  Indebtedness means with respect to any Person, without duplication (i) all indebtedness of such Person for borrowed money or for the purchase price of property, excluding unsecured obligations to trade creditors incurred in the Ordinary Course of Business for which payment is not overdue according to the normal practices of the Company, (ii) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all capital lease obligations, (vi) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (vii) all payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap (including interest rate agreements), cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (viii) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (ix) all guarantees of any of the items set forth in clauses (i) - (viii) above, (x) all Transaction Bonuses and (xi) any declared, but unpaid, dividends or distributions except for the Primadata Distribution, the R2B Distribution and the transfer of the Seller Policies in accordance with Section 8.7.  For the avoidance of doubt, the balance owed by the Company with respect to Muhlbauer Obligations after taking into account the aggregate payments made by the Company as of the Closing in partial satisfaction of the Muhlbauer Obligations, shall not constitute Indebtedness hereunder.

(i)                                     Intellectual Property Rights.  Intellectual Property Rights means:

(i)                                     all inventions (whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

(ii)                                  all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, web addresses and domain names and combinations thereof and including all goodwill associated therewith and all applications, registrations, and renewals in connection therewith;

(iii)                               all copyrighted works, copyrights and all applications, registrations, and renewals in connection therewith;

(iv)                              all mask works and all applications, registrations, and renewals in connection therewith;

(v)                                 all trade secrets (including confidential business information, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(vi)                              all computer software (including data and related documentation);

(vii)                           all other rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and

(viii)                        all copies and tangible embodiments of any of the foregoing (in whatever form of medium).

(j)                                    Knowledge.  Knowledge or Company’s Knowledge means the knowledge of any of each Seller after reasonable investigation and inquiry likely to produce knowledge of the matter in question; provided, that in each case, a person shall be deemed to have actual knowledge of a fact if he has received correspondence, written notice or other documentation regarding such fact.

(k)                                 Laws.  Laws means any applicable federal, state, county, or local laws, statutes, rules, regulations, ordinances and requirements promulgated by Governmental Authorities or other authorities including any judicial or administrative interpretations thereof.

(l)                                     Liability.  Liability means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(m)                             Lien.  Lien means any mortgage, deed of trust, deed to secure debt, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance or other charges or rights of others of any kind or nature.

(n)                                 Material Adverse Change shall mean any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial conditions, or results of operations of the Company, provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Material Adverse Change has occurred:  (i) the signing, consummation or announcement of this Agreement; (ii) any changes to the structure or business of the Company effected pursuant to this Agreement or by or at the written request of the Purchaser; (iii) any change in international, national, regional, local or industry-wide political, economic or business conditions (including financial and capital market conditions); (iv) changes within the industry in which the EFT Business operates; provided that in the case of each of the foregoing clauses (iii) and (iv), so long as such change, event, circumstance, condition or effect does not have a disproportionate effect on the Company or its business as a whole as compared to other participants in the industry in which the Company operates.

(o)                                 Most Recent Balance Sheet.  Most Recent Balance Sheet means the balance sheet(s) included within the Financial Statements as of June 30, 2014.

(p)                                 Most Recent Fiscal Year End.  Most Recent Fiscal Year End means December 31, 2013.

(q)                                 Ordinary Course of Business.  Ordinary Course of Business means: (i) the action is consistent with the past custom and practice (including with respect to quantity and frequency) of the Company in the day-to-day operations of the Company; and (ii) such action is not required to be authorized by the board of directors of the Company (or by the Company or Seller exercising similar authority) and is not required to be authorized by the parent company (if any) of the Company.

(r)                                    Painter EEOC Matter. Painter EEOC Matter means the matter identified in Section 7.1(u)(iv) of the Disclosure Schedule.

(s)                                   Party.  Party means each of the Sellers, the Company and the Purchaser.

(t)                                    Payoff Letters.  Payoff Letters means payoff letters and Lien discharge documents from holders of the Indebtedness, which payoff letters and Lien discharge documents shall (i) reflect the amounts required in order to pay in full the Indebtedness to each such lender as of the Closing Date and (ii) provide that, upon payment in full of the amounts indicated, all claims of such lender in and to the properties and assets of the Company shall be terminated and of no further force and effect, and that such lender shall forthwith execute and deliver to the Purchaser all terminations and releases as reasonably requested (including, without limitation, UCC-3 termination statements) necessary to evidence the foregoing termination.

(u)                                 Person.  Person means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(v)                                 Personal Information.  Personal Information means any information that identifies or can be used to identify individuals, including a combination of an individual’s name, address, or phone number with the individual’s username and password, social security number or other government-issued number, financial account number, date of birth, email address, or other personally identifiable information.

(w)                               Related Person.  Related Person means a Person which is: (i) an Affiliate of the specified Person; (ii) an equityholder, officer, director of the specified Person; or (iii) a parent, child, spouse or sibling or a member of the same household of the specified Person or of any of the foregoing Related Persons.

(x)                                 Seller’s Percentage.  Seller’s Percentage means, for each Seller, the “Seller’s Percentage” indicated therefor on Schedule 1.1.

(y)                                 Trust Sellers.  Trust Sellers means the Dinker Trust for E. Dinker, the Dinker Trust of J. Dinker and the Dinker Trust of W. Dinker.

(z)                                  VDR.  VDR means the virtual data room made available to Purchaser and its counsel by or on behalf of the Sellers for purposes of facilitating the transactions contemplated hereby.

Section 11.13                      Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision shall be enforced to the greatest extent permissible so as to affect the intent of the Parties hereto, and the legality, validity and enforceability of the remaining provisions shall in no manner be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the illegal, invalid or unenforceable provision with legal, valid and enforceable language which as closely as possible reflects such intent.

Section 11.14                      Expenses.  Each Party hereto shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the Contemplated Transactions, including all fees and disbursements of attorneys, accountants, brokers, and financial consultants incurred through the Closing; provided, however, that the Sellers shall be responsible for any costs related to the transaction incurred by the Sellers or the Company.

Section 11.15                      Publicity.  No public release, announcement or other form of publicity concerning this Agreement or the Contemplated Transactions shall be issued by any Party without the prior written consent of all other Parties hereto; provided, however, that after Closing, the Purchaser may announce completion of the transaction in its own discretion; provided that any such announcement will not identify the Purchase Price or the Sellers and will be provided to Sellers’ Representative for his comment prior to any announcement.

Section 11.16                      Waiver.  The waiver by any Party of any other Party’s non-compliance with any obligation or responsibility herein shall be ineffective unless given in writing and shall not be deemed a  waiver of other instances of non-compliance or of any Party’s remedies for such non- compliance.

Section 11.17                      Construction; Interpretation.  The Parties acknowledge that all Parties and their counsel hereto have read and fully negotiated all the language used in this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous or unclear language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.  No provision hereof shall be construed as a limitation or modification of any other provision hereof.  In this Agreement, unless the context otherwise requires:  (a) words of the masculine or neuter gender include, as applicable, the masculine, neuter and/or reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (b) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP; (c) “including” (and with correlative meaning “include”) means “including without limitation” and no exclusion of unlisted items shall be inferred from their absence; (d) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (e) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (f) references to any Section, Exhibit or Schedule are to the Sections, Exhibits and Schedules of this Agreement unless otherwise expressly stated; (g) references to a number of days shall be deemed to refer to calendar days unless such reference is specifically to “Business Days”; (h) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (i) all amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars; and (j) references to “have been made available to the Purchaser,” “have been delivered to the Purchaser,” or “have been provided to the Purchaser” (and with any correlative word or phrase) mean was made available to the Purchaser by the Sellers, the Company or Sellers’ Representative in the VDR or have been otherwise given to the Purchaser and its representatives.

Section 11.18                      Disclosure Schedule.  Items required to be disclosed on the Disclosure Schedule shall not be deemed to be disclosed unless such item is listed in the appropriate section of the Disclosure Schedule; provided, however, that any item disclosed under a section of the Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section of the Disclosure Schedule to the extent that it is reasonably apparent on the face of the disclosure that it applies to such other section of the Disclosure Schedule.

Section 11.19                      Specific Performance.  Each Party agrees that remedies at Law may be inadequate to protect the other Party from and against any actual or threatened breach of this Agreement by such part or any of its representatives.  Without prejudice to the rights and remedies otherwise available to it, each Party agrees that any other Party may seek equitable relief in favor of the other Party by way of specific performance or otherwise without proof of actual damages, if such Party or any of its representatives breach or threaten to breach any of the provisions of this Agreement.

Section 11.20                      Attorney Fees.  If any litigation or arbitration shall be commenced to enforce, or relating to, any provision of this Agreement, the Ancillary Agreements or any collateral documents, the prevailing party shall be entitled to an award of reasonable attorney fees (which fees shall be assessed at the prevailing rates for the location of arbitration, but excluding fees related to the services of in-house counsel) and reimbursement of such other costs as it incurs in prosecuting or defending such litigation.  For purposes of this Section 11.20, prevailing party shall include a Party awarded injunctive relief, a Party succeeding in obtaining the issuance of an order enforcing an arbitrator’s award or compelling arbitration as provided herein.

ARTICLE 12

SELLERS’ REPRESENTATIVE

Section 12.1                             Appointment of Sellers’ Representative.  By approval and adoption of this Agreement, the Sellers hereby irrevocably constitute and appoint William S. Dinker, as the true and lawful agent and attorney-in-fact (“Sellers’ Representative”) of the Sellers, with full powers of substitution to act in the name, place and stead of the Sellers with respect to the performance on behalf of the Sellers under the terms and provisions of this Agreement and the other documents and agreements contemplated hereunder, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Sellers as Sellers’ Representative deems necessary or appropriate in connection with any of the transactions contemplated under this Agreement and the other documents and agreements contemplated hereunder, including:

(a)                                 following the Closing, to receive all payments made by the Purchaser to the Sellers and to agree upon or compromise any matter related to the calculation of any adjustments under this Agreement;

(b)                                 to act for the Sellers with respect to all indemnification matters referred to in this Agreement, including the right to negotiate and compromise on behalf of the Sellers any indemnification claim made by or against the Sellers (other than under Section 9.1(b));

(c)                                  to act for the Sellers with respect to all post-Closing matters pursuant to Article 9;

(d)                                 to terminate, amend, or waive any provision of this Agreement or any other and the other documents and agreements contemplated hereunder; provided that any such action, if material to the rights and obligations of the Sellers in the reasonable judgment of Sellers’ Representative, will be taken in the same manner with respect to all the Sellers unless otherwise agreed by each of the Sellers who is subject to any disparate treatment of a potentially adverse nature;

(e)                                  to employ and obtain the advice of legal counsel, accountants and other professional advisors as Sellers’ Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as Sellers’ Representative and to rely on their advice and counsel;

(f)                                   to retain a portion of the Closing Cash Payment in an amount as determined by the Sellers’ Representative for the post-Closing Purchase Price adjustments and for the payment of other expenses incurred in his capacity as Sellers’ Representative;

(g)                                  to incur and pay out of the Sellers’ Representative Fund amounts due to Purchaser pursuant to Section 2.3 of the Agreement, expenses, including fees of brokers, attorneys and accountants incurred by Sellers’ Representative pursuant to the transactions contemplated hereby, and any other amounts, fees and expenses allocable or in any way relating to such transactions or any indemnification claim, whether incurred prior or subsequent to the Closing; and

(h)                                 to do or refrain from doing any further act or deed on behalf of the Sellers which Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.

Section 12.2                             Authority to Act; Limitation on Liability.  The appointment of Sellers’ Representative will be deemed coupled with an interest and will be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry of the Sellers, upon any actions of Sellers’ Representative as the acts of the Sellers hereunder appointing Sellers’ Representative in all matters referred to in this Agreement.  Each of the Sellers appointing Sellers’ Representative hereby ratifies and confirms all that Sellers’ Representative will do or cause to be done by virtue of such Sellers’ Representative’s appointment as Sellers’ Representative of the Sellers.  Sellers’ Representative will act for the Sellers appointing Sellers’ Representative on all of the matters set forth in this Agreement and the other documents and agreements contemplated hereunder in the manner Sellers’ Representative believes to be in the best interest of the Sellers, but Sellers’ Representative will not be responsible to any of the Sellers for any loss or damage any of the Sellers may suffer by reason of the performance by Sellers’ Representative of such Sellers’ Representative’s duties under this Agreement or any other documents and agreements contemplated hereunder, other than loss or damage arising from gross negligence or willful misconduct in the performance of Sellers’ Representative’s duties under this Agreement or any other documents and agreements contemplated hereunder.

Section 12.3                             Reliance on Authority to Act; Resignation.  Each of the Sellers appointing Sellers’ Representative hereby expressly acknowledges and agrees that Sellers’ Representative is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers.  A decision, act consent or instruction of Sellers’ Representative shall constitute a unanimous decision of all of the Sellers and shall be final, binding and conclusive upon each Seller, and the Purchaser may rely (without independent investigation or inquiry) upon such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of each and all of the Sellers as if expressly ratified and confirmed in writing by each of them, and no party hereunder shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon the acts, consents, instructions or decisions of Sellers’ Representative. If Sellers’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Sellers’ Representative shall be the Person appointed by the Sellers that held a majority of the Interests held by the Sellers immediately prior to the Closing; provided, however, that if for any reason, no successor has been appointed within thirty (30) days from such resignation or cessation of the predecessor Sellers’ Representative, then any Seller will have the right to petition a court of competent jurisdiction for appointment of a successor Sellers’ Representative.  The Sellers appointing Sellers’ Representative do hereby jointly and severally agree to indemnify and hold Sellers’ Representative harmless from and against any and all Liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Sellers’ Representative’s duties under this Agreement, except for any such Liability arising out of the gross negligence or willful misconduct of Sellers’ Representative.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed by the Sellers, Sellers’ Representative, the Company, and the Purchaser effective as of the date first above written.

PURCHASER:		COMPANY:

CPI ACQUISITION, INC.		EFT SOURCE, INC.

By:	/s/ Nicholas A. Peters	By:	/s/ William S. Dinker

Name: Nicholas A. Peters		Name:	William S. Dinker

Title: Vice President		Title:	President & CEO

SELLERS’ REPRESENTATIVE:

/s/ William S. Dinker
William S. Dinker, in his capacity as Sellers’ Representative

SELLERS:

/s/ William S. Dinker
William S. Dinker, as an individual

/s/ Katherine S. Nevill
Katherine S. Nevill, as an individual

/s/ Tom Hedrich
Tom Hedrich, as an individual

/s/ Bobby Smith
Bobby Smith, as an individual

[Signature Page to Purchase and Sale Agreement]

WILLIAM S. DINKER 2012 TRUST FOR EDWARD MCCULLOUGH DINKER

By:	/s/ Katherine S. Nevill
Name:	Katherine S. Nevill
Title:	Trustee

WILLIAM S. DINKER 2012 TRUST FOR JOHN WALSH DINKER

By:	/s/ Katherine S. Nevill
Name:	Katherine S. Nevill
Title:	Trustee

WILLIAM S. DINKER 2012 TRUST FOR WILLIAM S. DINKER III

By:	/s/ Katherine S. Nevill
Name:	Katherine S. Nevill
Title:	Trustee

[Signature Page to Purchase and Sale Agreement]